UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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ACTUATE CORPORATION
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ACTUATE CORPORATION

951 Mariners Island Boulevard

San Mateo, California 94404

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 22, 2013

To our Stockholders:

The Annual Meeting of Stockholders of Actuate Corporation (the “Company” or “Actuate”) will be held at Actuate’s corporate headquarters, located at 951 Mariners Island Boulevard, San Mateo, California 94404, on Wednesday, May 22, 2013, at 9:00 a.m. local time for the following purposes:

1. To elect seven (7) directors of the Board of Directors to serve until the next Annual Meeting or until their successors have been duly elected and qualified;

2. To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013;

3. Vote on an advisory, non-binding resolution to approve the compensation of the Company’s named executive officers, as disclosed in this proxy statement in accordance with the standards established under Item 402 of Regulation S-K under the Securities Exchange Act of 1934, as amended;

4. To transact such other business that may be approved by the Board of Directors or may otherwise properly come before the Annual Meeting.

The foregoing items of business are more fully described in the attached Proxy Statement.

In accordance with the Securities and Exchange Commission rules, we are providing you access to our proxy materials over the Internet. Accordingly, on or about April 12, 2013, we will mail to all but our registered stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”). The Notice will describe how to access and review our proxy materials, including our proxy statement and annual report on Form 10-K. The Notice as well as the printed copy of proxy materials will also describe how you may submit your proxy on the Internet or by telephone. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice. We will mail our registered stockholders a printed copy of all proxy materials.

Only stockholders of record at the close of business on March 25, 2013 are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments or postponements thereof. A list of such stockholders will be available for inspection at Actuate’s headquarters located at 951 Mariners Island Boulevard, San Mateo, California 94404, during ordinary business hours for the ten-day period prior to the Annual Meeting.

By Order of the Board of Directors,

Nicolas C. Nierenberg

Chairman of the Board

and Chief Architect

San Mateo, California

April 12, 2013

IMPORTANT

THIS PROXY STATEMENT IS FURNISHED IN CONNECTION WITH THE SOLICITATION OF PROXIES BY ACTUATE CORPORATION ON BEHALF OF ITS BOARD OF DIRECTORS FOR THE 2013 ANNUAL MEETING OF STOCKHOLDERS. YOU CAN ENSURE YOUR SHARES ARE VOTED AT THE MEETING BY SUBMITTING INSTRUCTIONS BY TELEPHONE BY INTERNET, OR IF YOU RECEIVED A COPY OF THESE PROXY MATERIALS BY MAIL, BY COMPLETING, SIGNING, DATING AND RETURNING THE ENCLOSED PROXY FORM IN THE ENVELOPE PROVIDED. SUBMITTING YOUR INSTRUCTIONS OR PROXY BY ANY OF THESE METHODS WILL NOT AFFECT YOUR RIGHT TO ATTEND AND VOTE AT THE MEETING. WE ENCOURAGE STOCKHOLDERS TO SUBMIT PROXIES IN ADVANCE. A STOCKHOLDER WHO GIVES A PROXY MAY REVOKE IT BEFORE IT IS EXERCISED BY VOTING IN PERSON AT THE ANNUAL MEETING, DELIVERING A SUBSEQUENT PROXY OR NOTIFYING THE INSPECTOR OF ELECTION IN WRITING OF SUCH REVOCATION. IF YOUR ACTUATE CORPORATION SHARES ARE HELD FOR YOU IN A BROKERAGE, BANK OR OTHER INSTITUTIONAL ACCOUNT, YOU MUST OBTAIN A PROXY FROM THAT ENTITY AND BRING IT WITH YOU TO HAND IN WITH YOUR BALLOT.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to Be Held on May 22, 2013 — a copy of our combined proxy statement/annual report and proxy card is available at http://www.actuate.com/investor/proxy.

ACTUATE CORPORATION

951 Mariners Island Boulevard

San Mateo, California 94404

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 22, 2013

These proxy materials are furnished in connection with the solicitation of proxies by the Board of Directors of Actuate Corporation (the “Company” or “Actuate”) for the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at Actuate’s corporate headquarters located at 951 Mariners Island Boulevard, San Mateo, California 94404, on Wednesday, May 22, 2013, at 9:00 a.m. local time, and at any adjournment or postponement of the Annual Meeting. The Notice of the Annual Meeting was first mailed to stockholders on or about April 12, 2013.

PURPOSE OF MEETING

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting of Stockholders and described in more detail in this Proxy Statement.

VOTING RIGHTS AND SOLICITATION OF PROXIES

Actuate’s Common Stock is the only type of security entitled to vote at the Annual Meeting. On March 25, 2013, the record date for the determination of stockholders entitled to vote at the Annual Meeting, there were 47,308,020 shares of Common Stock outstanding. Each stockholder of record on March 25, 2013 is entitled to one vote for each share of Common Stock held by such stockholder on March 25, 2013. All votes will be tabulated by the inspector of election appointed for the meeting.

Quorum Required

Holders of a majority of the total outstanding shares of our Common Stock entitled to vote at the Annual Meeting on the record date, present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting. If a quorum is not established, the Annual Meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum. Abstentions and broker non-votes will be counted as present for the purpose of determining the presence of a quorum.

Broker Non-Votes

Broker non-votes result from shares held of record by stock brokerage firms or financial institutions which are not voted due to the failure of the beneficial owners of those shares to provide voting instructions as to certain non-routine matters as to which such brokerage firms or financial institutions may not vote on a discretionary basis. One matter to be submitted to stockholder approval at the Annual Meeting, ratification of the appointment of Grant Thornton LLP (Proposal No. 2) is considered a “routine matter” and therefore brokerage firms or other financial institutions will not be precluded from voting in the absence of voting instructions from the beneficial owners of the shares.

Votes Required

Proposal 1.    Directors are elected by a plurality of the affirmative votes of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting. The seven (7) nominees for director receiving the highest number of affirmative votes will be elected. Withheld votes and broker non-votes will have no effect on Proposal 1.

Proposal 2.    Ratification of the appointment of Grant Thornton LLP as Actuate’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2013 requires the affirmative vote of a majority of those shares present in person or represented by proxy and entitled to vote on Proposal 2. An abstention on Proposal 2 has the effect of a vote against the proposal because it requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting.

Proposal 3.    Approval of the advisory non-binding resolution regarding the compensation of the Company’s named executive officers, requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on Proposal 3. An abstention on Proposal 3 has the effect of a vote against the proposal because it requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting. Broker non-votes will have no effect on Proposal 3.

Proxies

Whether or not you are able to attend the Annual Meeting, we urge you to promptly vote your shares at the Annual Meeting by telephone, by the Internet or, if this proxy statement was mailed to you, by returning the enclosed proxy card. The proxy solicited by Actuate’s Board of Directors will be voted as you direct on your proxy when properly completed. In the event no directions are specified, proxies will be voted FOR the nominees of the Board of Directors as set forth in Proposal 1, FOR Proposal 2 and FOR Proposal 3 and in the discretion of the proxy holders as to other matters that may properly come before the Annual Meeting. You may also revoke or change your proxy at any time before the Annual Meeting. To do this, send a written notice of revocation or another signed proxy with a later date to the Secretary of Actuate Corporation at Actuate’s principal executive offices before the beginning of the Annual Meeting. You may also automatically revoke your proxy by attending the Annual Meeting and voting in person.

Solicitation of Proxies

Actuate will bear the entire cost of solicitation, including the preparation, assembly, printing and dissemination of the Notice, this Proxy Statement, the proxy and any additional soliciting material furnished to stockholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, Actuate may reimburse such persons for their costs of forwarding the solicitation material to such beneficial owners. The original solicitation of proxies may be supplemented by solicitation by telephone, telegram, or other means by directors, officers, employees, or at Actuate’s request, Alliance Advisors (“AA”) a professional proxy solicitation firm. No additional compensation will be paid to directors, officers or employees for such services, but AA would be paid a fee estimated to be $1,300 for search and distribution services.

PROPOSAL 1

ELECTION OF DIRECTORS

The directors nominated for election to the Board of Directors (the “Nominees”), their ages as of April 1, 2013, their positions and offices held with Actuate and certain biographical information are set forth below. If a Nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who may be designated by the current Board of Directors. As of the date of this Proxy Statement, the Board of Directors is not aware of any Nominee who is unable or will decline to serve as a director. The seven (7) Nominees receiving the highest number of affirmative votes of the shares entitled to vote at the Annual Meeting will be elected directors of Actuate to serve until the next Annual Meeting or until their successors have been duly elected and qualified.

Nominees	Positions and Offices Held with Actuate
Nicolas C. Nierenberg	Chairman of the Board and Chief Architect
Peter I. Cittadini	Director, President and Chief Executive Officer
Kenneth E. Marshall	Director
Raymond L. Ocampo Jr.	Director
Arthur C. Patterson	Director
Steven D. Whiteman	Director
Timothy B. Yeaton	Director

Nicolas C. Nierenberg, 56, has been Chairman of the Board of Directors since he co-founded Actuate in November 1993 and became its Chief Architect in August 2000. Mr. Nierenberg was also Chief Executive Officer of Actuate from November 1993 until August 2000 and President from November 1993 until October 1998. Prior to founding Actuate, from April 1993 to November 1993, Mr. Nierenberg worked as a consultant for Accel Partners, a venture capital firm, evaluating investment opportunities in the enterprise software market. Prior to that, Mr. Nierenberg co-founded Unify Corporation, which develops and markets relational database development tools. Mr. Nierenberg held a number of positions at Unify including, Chairman of the Board of Directors, Chief Executive Officer, President, Vice President, Engineering and Chief Technical Officer. Mr. Nierenberg is currently CEO of Persyst Development Corporation and is on its board of directors. As a co-founder of the Company and an expert in the enterprise software industry, Mr. Nierenberg brings a unique perspective to the Company’s Board of Directors.

Peter I. Cittadini, 57, has been a director of Actuate since February 1999. Mr. Cittadini has been Chief Executive Officer of Actuate since August 2000 and has been its President since October 1998. Mr. Cittadini was also Actuate’s Chief Operating Officer from October 1998 until August 2000 and served as Actuate’s Executive Vice President from January 1995 to October 1998. From 1992 to 1995, Mr. Cittadini held a number of positions at Interleaf, Inc., an enterprise software publishing company, including Senior Vice President of Worldwide Operations responsible for worldwide sales, marketing, customer support and services. From 1985 to 1991, Mr. Cittadini held a number of positions at Oracle Corporation, including Vice President, Northeast Division. The Company believes it is important to have its President and Chief Executive Officer participate on its Board of Directors because of his knowledge of the day to day operations of the Company.

Kenneth E. Marshall, 60, has been a director of Actuate since January 2001. Mr. Marshall is Chairman of the Board of Directors of Extraprise, Inc., a provider of integrated customer relationship management solutions, which he founded in April 1997 and of which he was Chief Executive Officer until 2009. From November 1995 to November 1996, Mr. Marshall served as President and Chief Operating Officer of Giga Information Group, an information technology advisory company. From January 1990 to June 1995, Mr. Marshall served as President and Chief Executive Officer of Object Design, Inc., an object-oriented database company. From March 1985 to December 1989, Mr. Marshall worked for Oracle Corporation, where he served as an Oracle group Vice President and was the founder of Oracle’s consulting services business. Mr. Marshall currently serves as a director of privately held StreamBase Systems. Mr. Marshall is a seasoned expert in the software industry and has a particular expertise with respect to the professional services aspect of our business.

Raymond L. Ocampo Jr., 60, has been a director of Actuate since July 2010. Mr. Ocampo is Chief Executive Officer of Samurai Surfer LLC, a private investment and consulting company, and is a member of the board of directors of PMI Group, Inc. and Keynote Systems, Inc. He retired in November 1996 as Senior Vice President, General Counsel and Secretary of Oracle Corporation after serving as its chief legal counsel for more than a decade. After retiring from Oracle Corporation, Mr. Ocampo co-founded the Berkeley Center for Law & Technology, the top-rated intellectual property program in the United States, and served as its executive director for two years. Mr. Ocampo’s legal background and extensive experience in managing public enterprise software companies provides the Board with additional unique and valuable insight and perspective.

Arthur C. Patterson, 69, has been a director of Actuate since November 1993 and was appointed lead outside director in May 2004. Mr. Patterson is a partner of Accel Partners, a venture capital firm, which he founded in 1983. Mr. Patterson currently serves as a director of MetroPCS Communications, Inc. and several privately held enterprise software and communications companies. Mr. Patterson brings the Company a wealth of knowledge and experience regarding technology companies from his broad experience as a founding partner of one of the country’s leading venture capital firms.

Steven D. Whiteman, 62, has been a director of Actuate since April 1998. Since January 2005, Mr. Whiteman has worked as an independent consultant. From May 2001 to December 2004, Mr. Whiteman was President and Chief Executive Officer of Intesource, Inc., a privately held procurement solutions company, where he currently serves on the board of directors. From June 2000 to May 2002, Mr. Whiteman worked as an independent consultant. From June 1997 to June 2000, Mr. Whiteman held a number of positions, including Chairman of the Board, Chief Executive Officer and President at Viasoft, Inc., a software application and services company. In addition to serving as a director of Intesource, Mr. Whiteman currently serves as a director of privately held company Trax Technologies and as a director of Daegis Inc. (formerly known as Unify Corporation) which is traded on NASDAQ. The Board has determined that Mr. Whiteman is a financial expert as defined in the rules of the Securities and Exchange Commission and for this reason, in addition to his other technology and software experience, is a valuable member of the Board.

Timothy B. Yeaton , 54, has been a director of Actuate since January 2011. Mr. Yeaton is currently President and CEO of Black Duck, the leader in automating management, governance and the secure use of open source software. Mr. Yeaton has over 30 years of technology leadership experience including several years at Red Hat, where he was instrumental in expanding into the developer and middleware markets. Mr. Yeaton has also held leadership positions at EqualLogic, Dell, Avaki and Macromedia and spent the early part of his career at Compaq and Digital Equipment Company. Mr. Yeaton also sits on the Boards of Directors of Black Duck and on the Roger Williams University Board of Trustees. He was previously on the Boards of the N.H. High Technology Council, the Open Group and the Open Software Foundation. Mr. Yeaton holds an M.B.A. from Babson College, and a B.S., summa cum laude , from Roger Williams University. Mr. Yeaton’s extensive management experience in open source software and technology companies provides the Board with significant insight and knowledge regarding our business operations.

Board of Directors Leadership Structure, Risk Management, Meetings and Committees

Leadership Structure

The Company separates the roles of Chairman of the Board and Chief Executive Officer. The CEO is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while the Chairman of the Board provides guidance to the CEO and presides over meetings of the full Board. Each independent director under the applicable NASDAQ listing standards serves as either Lead Director or Chairman or member of at least one of the committees of the Board. The Lead Director has the responsibility of providing input to the Chairman of the Board and CEO on the agenda items for the meeting of the Board and providing feedback to the Chairman of the Board and CEO following executive sessions. The Company believes this structure is the most appropriate for the Company because it divides the role of Chairman and CEO and places leadership for the committees of the Board with individuals who are independent directors under the applicable NASDAQ listing standards. If the composition of the Board changes, the Company may consider changing its policies regarding leadership structure.

Risk Management

The Board’s role in the Company’s risk oversight process includes receiving reports from members of senior management on areas of material risk to the Company as issues arise, including operational, financial, legal, regulatory and strategic and reputational risks. The full Board of Directors (or the appropriate Committee in the case of risks that are under the purview of a particular Committee) receives these reports from the appropriate “risk owner” within the organization to enable it to understand our risk identification, risk management and risk mitigation strategies. When a Committee receives such a report, the Chairman of the relevant Committee will report on the discussion to the full Board of Directors as necessary or delegates the reporting task to the appropriate risk owner. This enables the Board of Directors and its Committees to coordinate the risk oversight role, particularly with respect to risk interrelationships. As part of its charter, the Audit Committee discusses with management the adequacy and effectiveness of the Company’s policies and procedures to assess, monitor and manage business and financial risk and legal and ethical compliance programs and meets with the Company’s independent auditors, without management present, at each regularly scheduled meeting of the Audit Committee.

The Company’s compensation programs are designed to maintain an appropriate balance between long-term and short-term incentives by using a combination of compensation elements, including base salary, annual cash incentive awards, paid either as commissions or bonuses, and long-term equity awards. For the reasons described below, the Compensation Committee has concluded that the Company’s compensation programs are not reasonably likely to have a material adverse effect on the Company. For a discussion of the primary components of the compensation packages for the Company’s executive officers, please see the section below entitled “Executive Compensation and Related Information — Compensation Discussion and Analysis.”

The Company has conducted a risk assessment of its compensation programs for executive officers and all other employees. The Company’s Legal and Human Resources department catalogued and analyzed each category of our compensation programs, practices and policies (“Compensation Programs”). The Company’s Chief Compliance Officer discussed the findings of this review with the Compensation Committee.

Based upon this assessment, the Company has concluded that its Compensation Programs are balanced and do not, by design, motivate excessive risk taking. In determining that the programs contained an appropriate mix of risk and reward in relation to the Company’s strategy and long-term goals without encouraging excessive risk taking, the following elements were considered:

In general, compensation consists of a balanced mix of fixed and variable compensation. The fixed component, base salary, provides a stable income stream to employees and executives. Variable compensation, consisting of commissions for sales personnel and bonuses tied to the achievement of management’s business objectives, provides compensation opportunities tied to both individual achievement and the Company’s short and long-term goals. Variable compensation is not likely to constitute the predominant element of an employee’s total compensation package and other components, such as long-term equity incentives, serve to balance the package.

For non-commissioned employees, bonuses provide the potential for variable pay based upon the achievement of annual or quarterly financial and strategic business objectives of the Company. These objectives are set at the Company level and are not based upon the results for any one individual, team or division.

The commission plans for our sales force align variable compensation with both short and long-term Company goals. The Company structured these plans so that regardless of personal achievement, commissions do not exceed a maximum percentage of the commissionable amount. Further, corporate controls require finance and legal approval of customer contracts to confirm they are in accord with corporate policies prior to execution.

Equity awards, which are granted to United States and some international employees, consist of stock options, restricted stock units (“RSUs”) and/or market stock units (“MSUs”). These awards align employee compensation with the Company’s long-term success because they increase in value as our stock price increases over time and are subject to a vesting schedule tied to the employee’s continued service over a designated period. The Company believes that the use of RSUs and MSUs (which convert into RSUs upon vesting) together with employee stock options helps to mitigate excessive risk-taking that might otherwise occur if stock options were the sole form of equity compensation, because although RSUs lose value if our stock price declines below the price at the time of grant, they do not fail to deliver realizable value to the employee in a declining stock price environment as does a stock option.

Meetings and Committees

The Board of Directors held five (5) meetings during the fiscal year ended December 31, 2012. During 2012, no director attended fewer than seventy-five percent of the aggregate of (i) the total number of meetings of the Board of Directors held during the period he served as a director and (ii) the total number of meetings held by committees of the Board on which he served, during the periods that he served.

The Board of Directors currently has three standing committees: the Audit Committee, the Compensation Committee and the Corporate Governance/Nominating Committee.

Audit Committee — The principal functions of the Audit Committee are to monitor the integrity of Actuate’s financial statements; oversee the accounting and financial reporting process and the systems of internal accounting and financial controls; review the qualifications (including independence) and performance of the Independent Registered Public Accounting Firm; and oversee compliance with Actuate’s ethics policies and applicable legal and regulatory requirements. The Audit Committee met four (4) times during 2012. The Audit Committee acts pursuant to a written charter adopted by the Board of Directors which can be viewed at www.actuate.com. The current members of the Audit Committee are Messrs. Marshall, Ocampo, Whiteman and Yeaton. The Board of Directors has determined that each member of the Audit Committee is an independent director under the applicable NASDAQ listing standards of and rules of the Securities and Exchange Commission (the “SEC”). The Board of Directors has determined that Mr. Whiteman is an “audit committee financial expert” as defined under the SEC rules.

Compensation Committee — The Compensation Committee reviews and sets the compensation for Actuate’s Chief Executive Officer and its other executive officers, evaluates the performance of the executive officers, and oversees the administration of Actuate’s equity compensation plans. The Compensation Committee also sets the compensation of the non-employee directors. The Compensation Committee met five (5) times during 2012. The Compensation Committee acts pursuant to a written charter adopted by the Board of Directors that can be viewed at www.actuate.com. The current members of the Compensation Committee are Messrs. Marshall, Ocampo, Whiteman and Yeaton. The Board of Directors has determined that each member of the Compensation Committee is an independent director under the applicable NASDAQ listing standards.

The Compensation Committee is authorized to use independent compensation consultants and other professionals to assist in the design, formulation, analysis and implementation of compensation programs for the Company’s executive officers and other key employees and non-employee directors. In 2012, the Compensation Committee engaged the compensation consulting firm Compensia to identify Actuate’s peer group for compensatory purposes, to help it determine appropriate levels of compensation for its executive officers and non-employee members of the Board of Directors and to otherwise provide advice about executive compensation best practices.

In determining or recommending the amount or form of executive officer compensation each year, the Compensation Committee generally considers the recommendations of compensation consultants engaged by Actuate and/or the Compensation Committee, compensation surveys, such as Radford Global Technology Survey Group surveys and the High-Tech Executive TDC Survey and recommendations from Actuate’s Chief Executive Officer with respect to the compensation of other executive officers based on his annual review of their performance.

Corporate Governance/Nominating Committee — The Corporate Governance/Nominating Committee is responsible for overseeing Actuate’s corporate governance policies and processes, evaluating and recommending qualified candidates to election to the Board of Directors and evaluating and recommending Board committee composition. The Corporate Governance/Nominating Committee met two (2) times during 2012. The Corporate Governance/Nominating Committee acts pursuant to a written charter adopted by the Board of Directors that can be viewed on our website at www.actuate.com. The current members of the Corporate Governance/Nominating Committee are Messrs. Marshall, Ocampo, Whiteman and Yeaton. The Board of Directors has determined that each member of the Corporate Governance/Nominating Committee is an independent director under the applicable listing standards of NASDAQ.

The Corporate Governance/Nominating Committee has established minimum qualifications that a director nominee should possess. These qualifications include integrity and sound ethical character, absence of any legal or regulatory impediments, absence of conflicts of interests that would interfere with the exercise of independent judgment, the ability to represent fairly all stockholders of Actuate, relevant expertise and experience, general appreciation of the issues confronting a public company of Actuate’s size and operational scope and adequate time to devote to service on the Board and its committees. In addition, the Corporate Governance/Nominating

Committee has adopted a process for identifying and evaluating new candidates for nomination as a director. The Corporate Governance/Nominating Committee or the Board will initiate the process by identifying the need to add a new Board member with specific criteria or to fill a vacancy. In doing so, the Committee considers and recommends to the Board the appropriate size and the needs of the Board. The Committee determines what types of the backgrounds, skills, and attributes of Board members are needed to help strengthen and balance the Board. If there is a need for a new member of the Board, the Chairman of the Committee will initiate a search, working with staff support and seeking input from other members of the Board and members of senior management. If the Chairman of the Committee believes it is necessary, the Committee will engage a search firm. The Chairman of the Committee will then present an initial list of candidates that satisfy the desired criteria and the minimum qualifications to the Corporate Governance/Nominating Committee. Thereafter, the members of the Corporate Governance/Nominating Committee will lead further due diligence of the candidates, including interviews of the prospective candidates by the Chairman of the Board, the CEO/President and at least one member of the Corporate Governance/Nominating Committee. Ultimately the Corporate Governance/Nominating Committee will select a candidate and recommend him or her to the full Board for approval. The Corporate Governance/Nominating Committee does not have a formal policy for identifying and evaluating director nominees on the basis of diversity. However, the Company has endeavored to have members that have varied yet complementary skills and experiences that are relevant to the Company’s business, strategy and goals.

The Corporate Governance/Nominating Committee would give the same consideration to director candidates recommended by the Company’s stockholders as those candidates recommended by others. To recommend a candidate for the Corporate Governance/Nominating Committee’s consideration, a stockholder should follow the procedures set out in the Company’s Amended and Restated Bylaws and submit the required information and materials described in such bylaws, including the candidate’s name and qualifications to the Company’s corporate secretary in writing at the following address: 951 Mariners Island Boulevard, San Mateo, CA 94404. To date, Actuate has not received director candidates recommended by its stockholders and the Board of Directors believes that it could appropriately address any such recommendations received without a formal policy.

Stockholders may communicate with the Board of Directors by sending a letter to the Company’s corporate secretary at the following address: 951 Mariners Island Boulevard, San Mateo, California 94404. Stockholders who would like their submission directed to a particular member of the Board of Directors by the corporate secretary may so specify.

The Board of Directors has determined that, all members of the Board of Directors are “independent directors” within the meaning of the applicable listing standards of NASDAQ other than Messrs. Cittadini and Nierenberg who are not considered independent because they are executive officers of Actuate.

Although Actuate does not have a formal policy regarding attendance by members of the Board of Directors at annual meetings of stockholders, directors are encouraged to attend annual meetings. No directors attended the 2012 annual meeting of stockholders.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES LISTED HEREIN.

PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Grant Thornton LLP (“Grant Thornton”) was the Company’s independent, registered public accounting firm for fiscal years 2011 and 2012. On January 30, 2013, the Company re-appointed Grant Thornton as its independent, registered public accounting firm for the audit of the Company’s financial statements for fiscal year 2013. Representatives from Grant Thornton are expected to be at the Annual Meeting. They will have the opportunity to make a statement and will be available to respond to appropriate stockholder questions.

Prior to the time Grant Thornton became the Company’s independent, registered public accounting firm, we did not consult with them regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on our financial statements, and neither a written report was provided to us or oral advice was provided that Grant Thornton concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

Prior to the appointment of Grant Thornton, KPMG LLP had served as our independent, registered public accounting firm. KPMG has issued a Report of Independent Registered Public Accounting Firm for our audited consolidated financial statements at and for the fiscal year December 31, 2010, which appeared in our 2010 annual report on Form 10-K filed with the SEC on March 11, 2011.

The audit reports of KPMG on our consolidated financial statements as of and for the years ended December 31, 2010 and 2009 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. The audit reports of KPMG on the effectiveness of internal control over financial reporting as of December 31, 2010 and 2009 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles, except that KPMG’s report indicates that we did not maintain effective internal control over financial reporting as of December 31, 2010 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states a material weakness related to our income tax provision review controls has been identified.

During fiscal year of 2011, we modified our internal control over financial reporting with respect to accounting for income taxes. We worked with an experienced third-party accounting firm in the preparation and analysis of our interim and annual income tax accounting and identified and analyzed non-recurring transactions occurring during each accounting period to determine the appropriate accounting treatment for each non-recurring transaction. As a result of these actions, management has concluded that we have remediated the material weakness as of the end of fiscal year 2011.

During the two fiscal years ended December 31, 2010 and the subsequent interim period through August 27, 2011, when Grant Thornton became the Company’s independent, registered public accounting firm, there were no: (1) disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with their opinion on the subject matter of the disagreement, or (2) reportable events within the meaning set forth in Item 304(a)(1)(v) of Regulation SK except for the material weakness identified as of December 31, 2010 discussed above.

We previously provided KPMG with a copy of the disclosure in this Proposal 2 and requested that KPMG furnish us with a letter addressed to the SEC stating whether or not it agreed with such disclosures. A copy of such letter was attached as Exhibit 16.1 to the Form 8-K filed on September 1, 2011.

The affirmative vote of the holders of a majority of shares present or represented by proxy and entitled to vote on this proposal will be required to ratify the appointment of Grant Thornton. In the event the stockholders fail to ratify the appointment, the Audit Committee will reconsider its selection. Even if the appointment is ratified, the Board of Directors the Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Board of Directors Audit Committee has concluded that such a change would be in Actuate’s and its stockholders’ best interests.

Principal Accounting Fees and Services

During fiscal years 2012 and 2011, we retained KPMG and/or Grant Thornton to provide services in the following categories and amounts:

Fee Category	2012(1)		2011(2)
Audit Fees		$722,724	$1,015,724
Audit-Related Fees		$60,700	$60,130
Tax Fees	$		$101,109
All Other Fees		$46,774	$4,407
Total		$830,198	$1,181,370

(1)	In fiscal year 2012, the Company paid KPMG $50,000 in audit-related fees and paid Grant Thornton $722,724 in audit fees, $10,700 in audit-related fees and $46,774 in all other fees.

(2)	In fiscal year 2011, the Company paid KPMG $358,248 in audit fees, $60,130 in audit-related fees and $101,109 in tax fees, and paid Grant Thornton $657,476 in audit fees and $4,407 in all other fees.

Audit Fees. Audit fees include the audit of Actuate’s annual financial statements included in our Annual Report on Form 10-K, review of financial statements included in each of our quarterly reports on Form 10-Q, and services that are normally provided by our outside auditors in connection with statutory and regulatory filings or engagements for those fiscal years.

Audit-Related Fees. Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the annual audit or quarterly review of our financial statements.

Tax Fees. Tax fees consist of professional services rendered for tax compliance, tax advice and tax planning.

All Other Fees. All other fees consist of services rendered for one customer audit and due diligence work related to the Quiterian acquisition.

Our Audit Committee charter provides that the Audit Committee shall pre-approve all audit and permitted non-audit services to be provided to us by our independent auditors, subject to the de minimis exception set forth in Section 10A(i)(1)(B) of the Securities Exchange Act. The Audit Committee may delegate the pre-approval authority to a member of the Audit Committee, subject to the designated committee member presenting his decisions at the next scheduled meeting of the Audit Committee.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “ FOR” PROPOSAL 2.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act enacted in July 2010 (the “Dodd-Frank Act”), our stockholders are entitled to vote at the annual meeting to approve the compensation of our named executive officers, as disclosed in this proxy statement in accordance with the standards established under Item 402 of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). However, the stockholder vote on executive compensation is an advisory vote only, and it is not binding on us, our Board of Directors or the Compensation Committee of the Board. In addition, the vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the executive compensation policies, practices and plans described in this proxy statement.

Although the vote is non-binding, our Board of Directors and the Compensation Committee of the Board value the opinions of the stockholders and will consider the outcome of the vote when making future compensation decisions affecting our executive officers.

The Company’s executive compensation programs are designed to attract, motivate and retain highly qualified executive officers who are able to achieve corporate objectives and create stockholder value. The Compensation Committee believes the Company’s executive compensation programs reflect a strong pay-for-performance philosophy and are well aligned with the stockholders’ long-term interests while at the same time avoiding the encouragement of unnecessary or excessive risk taking. The Compensation Discussion and Analysis section provides a more detailed discussion of the executive compensation programs that were in effect during the 2012 fiscal year.

Stockholders are being asked to approve by advisory vote the following resolution:

RESOLVED, that the compensation paid to the Company’s executive officers named in the Summary Compensation Table of this proxy statement, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and the accompanying narrative discussion included in this proxy statement is hereby APPROVED.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS AN ADVISORY VOTE “FOR” ADOPTION OF THE RESOLUTION APPROVING THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT IN ACCORDANCE WITH THE STANDARDS ESTABLISHED UNDER ITEM 402 OF REGULATION S-K UNDER THE EXCHANGE ACT. UNLESS OTHERWISE INSTRUCTED, THE PROXY HOLDERS NAMED IN EACH PROXY WILL VOTE THE SHARES REPRESENTED THEREBY FOR THE APPROVAL OF SUCH RESOLUTION.

2012 COMPENSATION OF NON-EMPLOYEE DIRECTORS

The following table sets forth certain information regarding the compensation of each non-employee director for the 2012 fiscal year. No stock or stock-based awards other than stock options and RSUs were granted to the non-employee directors in 2012, and no stock awards other than stock options and RSUs were held by non-employee directors in 2012. The Company does not sponsor any non-equity incentive plan, pension plan, or non-qualified deferred compensation plan for its non-employee directors. However, non-employee directors may elect to defer receipt of the shares of Actuate Common Stock otherwise issuable pursuant to RSUs, as described below in the section entitled “Equity Compensation”.

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)(3)	Option Awards (2)(4)	Total
Kenneth E. Marshall	$66,000	$54,400	$50,275	$170,675
Raymond L. Ocampo Jr.	$66,000	$54,400	$50,275	$170,675
Arthur C. Patterson	$66,000	$54,400	$50,275	$170,675
Steven D. Whiteman	$66,000	$54,400	$50,275	$170,675
Timothy B. Yeaton	$66,000	$54,400	$50,275	$170,675

(1)	Consists of the annual cash retainer fees paid to non-employee directors for service as members of the Company’s Board of Directors. For further information concerning such fees, see the section below entitled “Directors’ Annual Cash Retainer Fees.”

(2)	The amounts in the Stock Awards and Option Awards columns reflect the grant-date fair value of the stock options and RSUs awarded to the non-employee director during the 2012 year, calculated in accordance with FASB ASC Topic 718, without taking into account any estimated forfeitures. Assumptions used in the calculation of the grant-date fair value are set forth in Note 9 of the Notes to Consolidated Financial Statements in our 2012 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 8, 2013. For further information concerning such equity awards, see the section below entitled “Equity Compensation.”

(3)	As of December 31, 2012, the following non-employee directors held RSUs representing the right to receive the following number of shares of the Company’s Common Stock: Kenneth E. Marshall 24,000 shares; Raymond L. Ocampo Jr. 28,500 shares; Arthur C. Patterson 24,000 shares, Steven D. Whiteman 24,000 shares and Timothy B. Yeaton 28,500 shares. The RSUs were granted under the Company’s 1998 Equity Incentive Plan (the “1998 Plan”). For further information concerning the grant of RSUs to non-employee directors under the 1998 Plan, see the section below entitled “Equity Compensation.”

(4)	As of December 31, 2012, the following non-employee directors held options to purchase the following number of shares of the Company’s Common Stock: Kenneth E. Marshall 173,000 shares; Raymond L. Ocampo Jr. 57,000 shares; Arthur C. Patterson 57,000 shares, Steven D. Whiteman 233,000 shares and Timothy B. Yeaton 57,000 shares. The options were granted under either the 1998 Plan or the Company’s 1998 Non-Employee Directors Plan (the “Directors’ Plan”). For further information concerning the grant of options to non-employee directors under such plans, see the section below entitled “Equity Compensation.”

Directors’ Annual Cash Retainer

In 2012, Messrs. Marshall, Ocampo, Patterson, Whiteman and Yeaton each received an annual cash retainer of $66,000 for their service as non-employee directors. These directors were also reimbursed for reasonable expenses incurred in connection with their attendance at a board or committee meeting.

Equity Compensation

Pursuant to the Company’s non-employee director compensation policy, an individual who first joins the Board of Directors as a non-employee director is awarded an option to purchase 25,000 shares of the Company’s Common Stock and an RSU award covering 12,500 shares of the Company’s Common Stock upon his or her election or appointment to the Board. These options and RSUs each have a four year vesting period tied to continued Board service. Each option has an exercise price per share equal to the closing price of a share of the Company’s Common Stock on the effective date of the grant, and vests in accordance with the following schedule: 25% of the option shares vest upon the non-employee directors’ continued Board service through the first anniversary of the option grant date and the remaining option shares vest in 36 successive equal monthly installments over the 36-month period of the non-employee director’s Board service thereafter. Each initial RSU award vests 25% 13 months following the award date, and the remaining 75% vests in a series of three successive equal annual installments on each of the second, third and fourth anniversaries of the grant date, provided that the non-employee director continues in Board service through each such vesting date. Each non-employee director receiving an initial 12,500-share RSU award is given the opportunity to elect to defer the receipt of the shares of Actuate Common Stock that vest and would otherwise become issuable pursuant to the initial RSU award. If a non-employee director makes a timely deferral election, then the shares of Actuate Common Stock in which he or she vests under the initial RSU award will be issued upon his or her termination of Board service. In the absence of an effective deferral election, any shares of the Company’s Common Stock in which the non-employee director vests under the initial RSU award will be issued as those shares vest.

At each annual stockholders meeting, each continuing non-employee director is awarded an option to purchase 16,000 shares of the Company’s Common Stock and an RSU award covering 8,000 shares of the Company’s Common Stock. Each option has an exercise price per share equal to the closing price of a share of Actuate’s Common Stock on the grant date, and will vest upon the non-employee director’s continued Board service through the first anniversary of the option grant date. If a director has timely filed a deferral election prior to the year in which the RSU award is granted, each RSU award granted to that continuing non-employee director will vest upon the anniversary of the non-employee director’s continued Board service. If a director has not timely filed a deferral election prior to the year in which the RSU award is made, each RSU award granted to that continuing non-employee director will vest 13 months after the award date, subject to the non-employee director’s continued Board service.

Each RSU award and each option award granted to a new or continuing non-employee director will vest in full on an accelerated basis upon (i) an acquisition of the Company by merger or consolidation, (ii) a sale of all or substantially all of the Company’s assets, (iii) the successful completion of a tender or exchange offer for securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities, or (iv) the death or disability of the director while serving as a member of the Board of Directors. Each RSU that vests will entitle the recipient to one share of the Company’s Common Stock on the designated issuance date for that share. All grants are made under the 1998 Plan.

Pursuant to the non-employee director compensation policy, at the 2012 Annual Meeting, Messrs. Marshall, Ocampo, Patterson, Whiteman and Yeaton each received an option to purchase 16,000 shares of the Company’s Common Stock at an exercise price of $6.80 per share and an RSU award covering 8,000 shares of the Company’s Common Stock. To date, all non-employee directors have elected to defer receipt of the shares of Common Stock underlying their outstanding RSU awards.

Additional Chairman and Chief Architect Options

Nicolas C. Nierenberg, Chairman of the Board and Chief Architect, is an executive officer who does not receive additional compensation for services he provides as Chairman of the Board. As of February 28, 2013, Mr. Nierenberg held options to purchase 100,000 shares of the Company’s Common Stock under the 1998 Plan, which would continue to vest if Mr. Nierenberg provided services to the Company solely in his capacity as a director. Mr. Nierenberg also receives the same perquisites as other executive officers of the Company as discussed in the Compensation Discussion and Analysis section of this proxy statement.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2012 with respect to shares of our Common Stock that may be issued under our existing equity compensation plans. As of such date, there were no outstanding options granted under equity compensation plans or option agreements assumed by us in connection with our acquisitions of various companies.

Plan Category	Number of Securities to be Issued Upon Exercise of Options and Restricted Stock Units		Weighted Average Exercise Price of Outstanding Options		Number of Available Securities Remaining for Future Issuance
Equity Compensation plans approved by stockholders(1)	11,503,025	(2)	$5.01	(3)	14,345,489	(4)
Equity Compensation plans not approved by stockholders(5)	100,418		$3.50		696,881
Total	11,603,443		$5.00		15,042,370

(1)	Consists of three plans: the 1998 Plan, the Directors’ Plan and the Amended and Restated 1998 Employee Stock Purchase Plan (the “Purchase Plan”). The Directors’ Plan terminated on May 27, 2008, and no awards have been or will be made under such plan following such date, however the 135,000 options outstanding under such plan on December 31, 2012 are included in the number of securities to be issued upon the exercise of options column and in the weighted-average exercise price of outstanding options column. Total shares approved by stockholders and issuable upon the exercise of options and vesting of RSU are 10,690,651 and 812,374, respectively.

(2)	Excludes purchase rights accruing under the Purchase Plan. Under the Purchase Plan, each eligible employee may purchase shares of Actuate’s Common Stock, subject to a maximum number of shares per accumulation period (currently 1,000 shares) at each semi-annual purchase date within an offering period (the last business day of January and July each year) at a purchase price per share equal to eighty-five percent (85%) of the lower of (i) the closing selling price per share of Common Stock on the date immediately preceding the start date of the offering period in which that semi-annual purchase date occurs or (ii) the closing selling price per share of Common Stock on the semi-annual purchase date.

(3)	Represents the weighted-average exercise price of outstanding options and RSUs.

(4)	This number includes shares available for future issuance under the 1998 Plan and the Purchase Plan. As of December 31, 2012 an aggregate of 11,818,010 shares of Common Stock under the 1998 Plan and 2,577,479 shares of Common Stock under the Purchase Plan. The number of shares of Common Stock available for issuance under the Purchase Plan automatically increases on January 1st of each calendar year by an amount equal to the lesser of (i) 2% of Actuate’s outstanding shares of Common Stock as of December 31st of the immediately preceding calendar year or (ii) 600,000 shares. Shares may be issued under the 1998 Plan in the form of stock options, stock appreciation rights, restricted stock, RSUs or performance shares.

(5)	Consists of our 2001 Supplemental Stock Plan. See Note 9 of the Notes to Consolidated Financial Statements in our 2012 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 8, 2013 for a description of such plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of February 28, 2013, certain information with respect to shares beneficially owned by (i) each person who is known by Actuate to be the beneficial owner of more than five percent of Actuate’s outstanding shares of Common Stock, (ii) each of Actuate’s directors, (iii) each of Actuate’s executive officers named in the Summary Compensation Table and (iv) all current directors and executive officers as a group. Except for shares of Actuate Common Stock held in brokerage accounts which may from time to time, together with other securities held in those accounts, serve as collateral for margin loans made from such accounts, none of the shares reported as beneficially owned are pledged as security for any outstanding loan or indebtedness.

	Shares Beneficially Owned(14)
Name and Address of Beneficial Owner(1)	Number of Shares	Percentage of Total
Black Rock, Inc. (2)	3,108,481	6.0
40 East 52nd Street
New York, NY 10022

The Vanguard Group, Inc. (2)	2,668,253	5.2
100 Vanguard Blvd.
Malvern, PA 19355

Wellington Management Company, LLP (2)	2,626,000	5.1
280 Congress Street
Boston, MA 02210

Peter I. Cittadini(3)	3,859,204	7.5
Nicolas C. Nierenberg(4)	346,852	*
Daniel A. Gaudreau(5)	467,431	*
N. Nobby Akiha(6)	540,802	1.1
Thomas E. McKeever(7)	294,014	*
Kenneth E. Marshall(8)	161,917	*
Arthur A. Patterson(9)	1,978,870	3.8
Steven D. Whiteman(10)	227,212	*
Raymond L. Ocampo Jr.(11)	47,438	*
Timothy Yeaton(12)	44,313	*
All current directors and executive officers as a group (10 persons)(13)	7,968,053	15.5

*	Less than 1%

(1)	This table is based upon information supplied by executive officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Beneficial ownership has been determined in accordance with the rules of the SEC and includes voting or investment power with respect to securities. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock. Applicable percentages are based on 47,735,963 shares outstanding on February 28, 2013, adjusted as required by rules promulgated by the Commission. Unless otherwise indicated, the business address of each beneficial owner listed is c/o Actuate Corporation, 951 Mariners Island, San Mateo, CA 94404.

(2)	Based on Schedule 13G/A filed with the Securities and Exchange Commission for the year ended December 31, 2012.

(3)	Includes options exercisable for 1,734,375 shares of Common Stock within 60 days after February 28, 2013 and 115,000 vested but deferred RSU as of February 28, 2013.

(4)	Includes options exercisable for 100,000 shares of Common Stock within 60 days after February 28, 2013.

(5)	Includes options exercisable for 389,062 shares of Common Stock within 60 days after February 28, 2013 and 73,750 vested but deferred RSUs as of February 28, 2013.

(6)	Includes options exercisable for 505,906 shares of Common Stock within 60 days after February 28, 2013.

(7)	Includes options exercisable for 281,563 shares of Common Stock within 60 days after February 28, 2013.

(8)	Includes options exercisable for 145,917 shares of Common Stock within 60 days after February 28, 2013 and 16,000 vested but deferred RSUs as of February 28, 2013.

(9)	Includes 40,000 shares held by Patterson Family Foundation, 345,960 shares held by Ellmore C. Patterson Partners, and 549,940 shares held by ACP Family Partnership. Mr. Patterson, a director of Actuate, is the general partner of Ellmore C. Patterson Partners, the general partner of ACP Family Partnership and the trustee of Patterson Family Foundation. Mr. Patterson disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Also includes options exercisable into 41,000 shares of Common Stock within 60 days of February 28, 2013 and 16,000 vested but deferred RSUs as of February 28, 2013.

(10)	Includes options exercisable for 177,000 shares of Common Stock within 60 days after February 28, 2012 and 16,000 vested but deferred RSUs as of February 28, 2013.

(11)	Includes options exercisable for 33,188 shares of Common Stock within 60 days after February 28, 2012 and 14,250 vested but deferred RSUs as of February 28, 2013.

(12)	Includes options exercisable for 30,063 shares of Common Stock within 60 days after February 28, 2012 and 14,250 vested but deferred RSUs as of February 28, 2013.

(13)	Includes the aggregate of options exercisable of 3,438,074 shares of Common Stock within 60 days after February 28, 2013 and 265,250 vested but deferred RSUs as of February 28, 2013.

(14)	Shares of Common Stock issuable upon the exercise of options currently exercisable, or exercisable within 60 days after February 28, 2013, are deemed outstanding for purposes of computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

Introduction    It is our intent in this Compensation Discussion and Analysis to inform our stockholders of the policies and objectives underlying the compensation programs for our executive officers. Accordingly, we will address and analyze each element of the compensation provided to our president and chief executive officer (“CEO/President”), our senior vice president operations/chief financial officer (“SVP OPS/CFO”), and the other executive officers named in the Summary Compensation Table which follows this discussion. We will also discuss how each element of compensation relates to the other elements of compensation.

We are engaged in a very competitive industry and our success depends upon our ability to attract and retain qualified executives through competitive compensation packages. The Compensation Committee administers the compensation programs for our executive officers with this competitive environment in mind. However, we believe that the compensation paid to our executive officers should also be substantially dependent on our financial performance and the value created for our stockholders. In furtherance of that objective, the Compensation Committee uses our compensation programs to provide meaningful incentives for the attainment of our short-term and long-term strategic objectives and thereby reward those executive officers who make a substantial contribution to the attainment of those objectives.

The Company has for some time been involved in a transition from our legacy e.Report based product line to our new BIRT based product line. Throughout this transition, the Company has maintained best-in-class operating income and cash flows, as well as excellent BIRT license revenue growth, while its overall results have been adversely affected by declines in maintenance related to its legacy products. The Compensation Committee believes it is in the shareholders’ best interests to retain the key talent required to achieve this long-term business strategy and to reward progress on the execution of that strategy. In adopting the Market Stock Unit program in 2012 — which had the effect of increasing the reported 2012 compensation for our CEO/President and SVP OPS/CFO — the Compensation Committee sought to achieve these objectives in a manner that closely aligns executive compensation with performance measured by stockholder return, as discussed in detail below.

Executive Summary    The Company’s overarching compensation goal is to reward our executive officers in a manner that supports a strong pay-for-performance philosophy while maintaining an overall level of compensation that the Company believes is fair, reasonable and responsible. The Company believes this objective is accomplished through the following principles and processes that are followed in establishing executive compensation and by the following decisions made with respect to the 2012 compensation package for our named executive officers:

1.	The Company’s 2012 Non-Equity Incentive Program provided Peter Cittadini, our CEO/President and Daniel Gaudreau, our SVP OPS/CFO, with a direct financial incentive in the form of a cash bonus award tied to the Company’s achievement of aggregate total revenue (60% weighting) and non-GAAP operating income (40% weighting) goals for the 2012 year. The Company’s performance in 2012 resulted in a payment of 77% of target bonus to Messrs. Cittadini and Gaudreau, based on achievement of the revenue goal at 96% and the non-GAAP operating income goal at 84% of target.

2.	The Company’s 2012 Non-Equity Incentive Program provided Nobby Akiha, our Senior Vice President Marketing and Thomas E. McKeever, our Senior Vice President, General Counsel, Corporate Development, Chief Compliance Officer and Secretary with a direct financial incentive in the form of a quarterly cash bonus award tied to the Company’s achievement of a non-GAAP operating income goal for the 2012 year. The Company’s performance in 2012 resulted in a payment of 61% of target bonus to Messrs. Akiha and McKeever based on achievement of the non-GAAP operating income goal at approximately 84%. Messrs. Akiha and McKeever were eligible to earn a supplemental cash bonus based on BIRT-related license billings achieved over $24,000,000 if the Company exceeded 100% of the non-GAAP operating income goal; however, this goal was not achieved.

3.	The Committee awarded market stock units (“MSUs”) to the CEO/President and SVP Operations/CFO for the first time in 2012. MSUs are an award of performance-vested RSUs where the actual number of RSUs subject to the award is determined on the basis of a Actuate’s total shareholder return over a 2-year performance period ending December 31, 2013 in relation to the total shareholder return realized for that same period by the companies comprising the S&P SmallCap 600 Index. The actual number of shares so determined will vest 50% upon the executive’s continued service through December 31, 2013 and 50% upon the executive’s continued service through December 31, 2014. The Compensation Committee introduced MSUs into the Company’s equity compensation package for these two individuals for a number of reasons, including improving the retention value of their long term incentive compensation package in a way that provides a direct link between compensation and shareholder return.

4.	The Committee awarded both stock options and RSUs to each executive officer in 2012, continuing a practice begun in 2010. The Compensation Committee introduced RSUs into the Company’s equity compensation package in 2010, and continued to make these awards in 2012 for a number of reasons, including ongoing concerns over the dilutive effect of option grants on our outstanding shares, our desire to have a more direct correlation between the compensation expense we must take for financial accounting purposes in accordance with FASB Accounting Standards Codification Topic 718 (ASC 718, Compensation — Stock Compensation ) and the actual value delivered to our executive officers, and the fact that the incentive effects of RSUs are less subject to market volatility than stock options.

5.	The Company does not offer a defined benefit pension plan, a deferred compensation plan (other than the ability to defer the receipt of vested RSUs and MSUs) or a supplemental executive retirement plan.

6.	The Company has not entered into employment agreements with any of the named executive officers and none of our named executive officers are entitled to severance payments or accelerated vesting of outstanding equity awards upon termination for any reason other than death in the absence of a change in control.

7.	None of the Company’s change in control severance agreements contain a tax gross-up.

8.	The Committee works with Compensia, an independent consultant to obtain the advice and market data needed to assure that the compensation programs for the executive officers remain competitive and accomplish the Company’s pay-for performance objectives.

Compensation Policy for Executive Officers    The Committee’s objectives in structuring the executive compensation program are: (i) to attract and retain talented executives critical to Actuate’s success in a highly competitive industry; (ii) to motivate executives to create value for our shareholders; and (iii) align the interests of Actuate’s executive officers and stockholders. In furtherance of these objectives, our executive compensation programs were designed to tie a substantial portion of compensation to the financial performance of Actuate and the executive’s personal contributions to Actuate’s performance and provide competitive compensation opportunities.

Each executive officer’s total direct compensation package is comprised of three elements: (i) base salary and perquisites; (ii) a non-equity incentive plan award; and (iii) long-term equity incentive awards. In determining the appropriate level for each element of compensation, the Compensation Committee has generally followed the practice of setting the level of total direct target compensation for our executive officers at between the 50th and 75th percentiles based on relevant market data. The Compensation Committee reviews and evaluates the level of Actuate’s performance, each executive officer’s level of individual performance, tenure, past employment experience, potential to contribute to Actuate’s future growth and compensation history. Based on these factors, an executive officer’s actual target compensation may be set closer to the 50th percentile or to the 75th percentile, and in certain cases above the 75th percentile. Consistent with our philosophy of emphasizing pay for performance, a cash performance bonus constitutes a significant percentage of an executive’s overall annual compensation such that the cash component is designed to pay above target when Actuate exceeds its goals and below target when Actuate does not achieve its goals.

Because of Actuate’s stock price, the number of shares that would be required to deliver market-competitive equity incentive grants based on market value (for RSUs and MSUs) and black-scholes value (for options) would be extremely high, and would result in a total annual equity grant level that the Company does not believe is in the best interests of our stockholders. As a result, when determining the appropriate mix of compensation elements, Actuate’s philosophy is to weight the cash compensation component of an executive officer’s compensation more heavily than the equity component in order to target total direct compensation appropriately within its peer group.

Comparative Framework    The Compensation Committee retained Compensia, an independent compensation consultant, to identify Actuate’s peer group, to help it determine compensation levels at the peer group companies and to otherwise provide advice about executive compensation best practices.

With input from Compensia, the Compensation Committee determines Actuate’s peer group and an appropriate mix of forms of compensation intended to place Actuate’s CEO/President and SVP OPS/CFO between the 50th percentile and the 75th percentile and sometimes above the 75th percentile of that peer group. As part of this process, in 2012 the Compensation Committee reviewed tally sheets prepared by Compensia, in order to provide the Compensation Committee with a comprehensive snapshot of the elements of actual and potential future compensation for our CEO/President and SVP OPS/CFO. The tally sheets identified the dollar amount of each component of CEO/President and SVP OPS/CFO compensation, including current and proposed cash salaries, bonus earned for the prior year and targeted for the 2012 year, current projected values for proposed equity-based awards based on their net present value, historical compensation, amounts realized and realizable from prior equity awards, as well as an estimate of the value of the severance package contained in those officer’s employment agreements.

The Compensation Committee and Compensia also gathered data from public filings of software and business intelligence companies of similar size and business as the Company. Specifically, the 15 companies which comprised the peer group for purposes of determining 2012 CEO/President and SVP OPS/CFO compensation were:

Accelrys	Guidance Software	Pros Holding

Callidus Software	Intralinks	QAD

Constant Contact	Monotype Imaging Holdings	S1

Demand Tech	NetSuite	Solar Winds

Echelon Company	Openwave Systems	SourceFire

For Actuate’s other executive officers, our Human Resources department surveyed compensation practices of United States high tech companies with revenues in the $50,000,000 to $199,000,000 range using Radford’s Executive Survey results. For 2012, Actuate’s Human Resources department reviewed each executive officer’s base salary and annual non-equity incentive award to determine where their total direct compensation fell in a range from the 50th percentile to just over the 75th percentile of the levels in effect for comparable positions at Actuate’s peer group. Based on this information, Actuate’s CEO/President recommended an appropriate compensation package for each executive officer other than the CEO/President and SVP OPS/CFO depending on the executive officer’s performance, tenure, and past employment experience. The Compensation Committee in consultation with Compensia then reviewed the CEO/President’s recommendations and either revised or approved them based on what the Compensation Committee believed was the appropriate level of total direct compensation and the appropriate mix of base salary and perquisites, a non-equity incentive plan award and a long-term equity-based incentive award.

The net result for the 2012 fiscal year was to bring the target total direct compensation of the relevant survey data to approximately the following percentiles (the “>” sign means the amount was slightly above the indicated level and the “<” sign means the amount was slightly below the indicated level):

Executive Officer	Percentile
Peter I. Cittadini	64th
Daniel A. Gaudreau	94th	[1]
N. Nobby Akiha	<75th
Thomas E. McKeever	>50th
Nicolas C. Nierenberg	<50th

Elements of Compensation    Each of the three major elements comprising an executive officer’s compensation package (base salary and perquisites, non-equity incentive plan award and long-term equity incentive plan award)2 is designed to achieve one or more of our overall objectives in fashioning a competitive level of compensation, tying compensation to the attainment of one or more of our strategic business objectives, establish a meaningful and substantial link between each executive officer’s compensation and our long-term financial success, and align management and stockholder interests. We also strive to achieve an appropriate mix between cash payments and equity incentive awards in order to meet our objectives. We do not rigidly apply any apportionment goal between those two components, and no such goal controls our compensation decisions; however, we emphasize variable compensation elements that provide value to the executive officer in an amount commensurate with both the Company’s and the individual’s performance. Our mix of compensation elements is

[1]	Mr. Gaudreau’s targeted compensation is compared relative to Chief Financial Officers; however, Mr. Gaudreau provides additional services to the Company as its Senior Vice President of Operations.

[2]	Mr. Nierenberg received only a base salary and perquisites in 2012.

designed to reward recent results and motivate long-term performance through a combination of cash and equity incentive awards. In deciding on the type and amount of compensation for each executive, we focus on both current pay and the opportunity for future compensation. We combine the compensation elements for each executive in a manner we believe optimizes the executive’s contribution to the Company.

The manner in which the Compensation Committee has structured each element of compensation may be explained as follows.

Base Salary and Perquisites    Each executive officer receives an appropriate level of salary commensurate with the duties and responsibilities required to manage a company of the same size and stage of development as Actuate. Each executive officer’s base salary for 2012 was analyzed on the basis of (i) the executive officer’s salary history; (ii) the Compensation Committee’s evaluation of the executive officer’s personal performance in the prior year based on the performance reviews that the CEO/President presented with respect to executive officers other than himself and the SVP OPS/CFO (iii) the Company’s actual performance as compared with pre-set goals for the prior year; and (iv) the Compensation Committee’s perception of an amount sufficient to retain the executive officer in a competitive marketplace for individuals in comparable positions. The weight given to these factors differed from individual to individual, as the Compensation Committee deemed appropriate. Based on this analysis, and considering the improving economic environment and the Company’s continued strong operating income and BIRT revenue performance, base salaries for executive officers for the 2012 fiscal year were increased by the following percentage: Mr. Akiha 4.1%; Mr. Cittadini 5.0%; Mr. Gaudreau 3.5%, Mr. McKeever 6.1% and Mr. Nierenberg 0.0%.

Each executive officer received the following perquisites in 2012: (a) $1,500 per month car allowance; (b) $10,000 per year toward medical expenses not reimbursed under the Company’s group health plan; (c) up to $10,000 per year spent for tax and estate planning; (d) company-paid health care coverage under the Company’s group health plan; and (e) up to $2,500 reimbursement of premium payments on a policy providing up to $5,000,000 of umbrella insurance coverage. We believe these perquisites are consistent with compensation best practices generally and are an important factor in retaining Actuate’s executive officers.

2012 Non-Equity Incentive Plan Award    Actuate seeks to fairly compensate its executive officers for target-level performance and to provide an opportunity for each executive officer to be rewarded for outstanding performance. To this end, a significant portion of the total compensation for our executive officers is tied to achievement of financial goals that the Compensation Committee and executive management believe to be fundamental drivers of Actuate’s overall performance and that align executive management with the interests of Actuate’s stockholders. As part of this pay for performance philosophy, Actuate’s 2012 non-equity incentive plan required executive officers to achieve pre-set, objective, quantitative goals in areas identified by the Compensation Committee (with respect to the CEO/President and SVP OPS/CFO) and the Compensation Committee in consultation with the CEO/President (with respect to other executive officers) as key drivers for Actuate’s success. Each incentive award was set at a target level tied to a specified percentage of the executive officer’s base salary. The actual amount of the incentive award was dependent upon the level at which the objective performance goals for the fiscal year were actually attained.

Actuate established different metrics for its CEO/President and SVP OPS/CFO versus its other executive officers: In 2012, Mr. Cittadini and Mr. Gaudreau were encouraged to increase total revenue, and non-GAAP operating income. Messers. Akiha and McKeever were encouraged to drive non-GAAP operating income and BIRT related license billings. Mr. Nierenberg did not have a non-equity incentive plan in 2012. By establishing these different metrics, Actuate believes that each executive officer’s compensation is more directly tied to areas under his control and based on measures aligned with the interests of Actuate’s stockholders.

CEO/President and SVP OPS/CFO Non-equity Incentive Plan.    For 2012, annual non-equity incentive plan targets for our CEO and SVP OPS/CFO were set at the following percentages of executive officer base salary:

	Percent of Base Salary (Annual Non-Equity Incentive Award)
Name	Threshold	Target	Max Above-Target
Peter I. Cittadini	20.0%	100%	200%
Daniel A. Gaudreau	13.0%	65%	130%

The goals set under the annual non-equity incentive plan for Mr. Cittadini and Mr. Gaudreau for 2012 were tied to pre-set levels of total revenues and non-GAAP operating income and were weighted 60% toward total revenues and 40% toward non-GAAP operating income. The specific goals at threshold, target and above target levels were as follows:

Goal	Threshold	Goals Target	Max Above-Target
Total revenue	$122,678,000	$144,327,000	$158,760,000
Non-GAAP operating income	$28,910,000	$36,137,000	$41,558,000

For performance that fell between designated levels, the incentive award amount for that goal was interpolated on a linear basis.

The Company’s performance in 2012 resulted in a payment of approximately 77% of target bonus to Messrs. Cittadini and Gaudreau, based on achievement of the revenue goal at 96% and the non-GAAP operating income goal at 84%.

Other Executive Officer Non-Equity Incentive Plan.    Each quarter, Messrs. Akiha and McKeever were eligible to receive a portion of their annual target bonus, based on achievement of an annual non-GAAP operating income target of $39,750,000 as follows:

% of Target	Percentage of Bonus Tied to Non-GAAP Operating Income Earned
0 - 80%	0.625% of annual target bonus for every 1% of target achieved from 0% - 80%
81 - 90%	3.000% of annual target bonus for every 1% of target achieved from 81% - 90%
91 - 100%	2.000% of annual target bonus for every 1% of target achieved from 91% - 100%

The Compensation Committee determined that Actuate’s performance in 2012 resulted in an aggregate payment of approximately 62% of target bonus to Messrs. Akiha and McKeever, based on achievement of the non-GAAP operating income goal at approximately 84%.

Messrs. Akiha and McKeever could have earned a supplemental non-equity incentive payment equal to 3.7% of their target bonus for each $800,000 of BIRT related license billings achieved over $24,000,000 (up to a maximum of $45,600,000 in billings) if they also earned 100% of their target bonus; however, these amounts were not earned.

The Company’s CEO/President retained the ability to award discretionary bonuses to executive officers other than the CEO/President and SVP OPS/CFO throughout 2012, however, no discretionary bonuses were awarded.

Long-Term Equity Incentive Awards    Actuate’s long-term equity compensation awards are designed to strengthen the mutuality of interests between Actuate’s executive officers and its stockholders by giving executive officers a significant stake in the future performance of Actuate’s stock. Beginning in 2010 Actuate has structured its long-term incentive program for executive officers in the form of a mix of stock option grants and RSUs under the 1998 Plan. Each option grant allows the executive officer to acquire shares of Actuate’s

Common Stock at a fixed price per share (the closing selling price on the grant date) over a specified period of time. Option grants provide a return only if an executive officer remains employed by Actuate and then only if the market price of Actuate’s Common Stock appreciates over the option term. Each RSU entitles the recipient to one share of our Common Stock at a designated issue date following the vesting of that unit, without the payment of an exercise price or other consideration. Unless the named executive officer elects to defer the issuance of the shares of Common Stock until the named executive officer’s separation from service from the Company, the shares of Common Stock will be issued as the units vest. Both options and RSUs typically vest in installments over a four-year period, contingent upon the executive officer’s continued employment with Actuate. The Compensation Committee believes that RSUs provide an appropriate balance to stock option awards for several reasons, including ongoing concerns over the dilutive effect of option grants on our outstanding shares, our desire to have a more direct correlation between the compensation expense we must take for financial accounting purposes and the actual value delivered to our executive officers, and the fact that the incentive effects of RSUs are less subject to market volatility than stock options.

In January 2012, the Company awarded a mix of stock options and RSUs to the executive officers as follows:

The Company granted stock options to Mr. Cittadini (170,000 shares), Mr. Gaudreau (90,000 shares), Mr. Akiha (20,000 shares) and Mr. McKeever (50,000 shares). Each awarded stock option has an exercise price per share of $6.30, the closing selling price per share on the grant date and a maximum term of ten years measured from the grant date, subject to earlier termination upon the individual’s cessation of service with the Company. Twenty five percent (25%) of the option shares will vest on the one year anniversary of the option grant date and the remaining option shares will vest in thirty-six equal monthly installments over the thirty-six month period measured from the first anniversary of the option grant date, provided the optionee continues to provide services to the Company through each applicable vesting date. Each option will vest in full on an accelerated basis upon certain changes in control or upon the optionee’s termination of employment under certain circumstances in connection with such change in control, as described in more detail under the heading “Termination of Employment and Change in Control Agreements” herein.

The number of RSUs awarded to the executive officers was as follows: Mr. Cittadini (85,000 shares), Mr. Gaudreau (45,000 shares), Mr. Akiha (10,000 shares) and Mr. McKeever (25,000 shares). The RSUs granted to the executive officers will vest in four successive equal annual installments. The first installment vested on February 28, 2013, and the remaining installments will vest on the second, third and fourth anniversaries of the January 27, 2012 award date, provided the recipient remains in the Company’s continuous service through each such date. The RSUs will vest in full on an accelerated basis upon the termination of the named executive officer’s employment under certain prescribed circumstances within 12 months following certain changes in ownership or control of the Company or during the period commencing with the Company’s execution of a definitive agreement to effect a change in control and ending on the earlier to occur of: (i) the closing of the change in control transaction or (ii) the termination of such definitive agreement (the “Pre-Closing Period”).

In May 2012, the Compensation Committee determined that it was appropriate to grant 160,000 MSUs to Mr. Cittadini and 75,000 MSUs to Mr. Gaudreau. The actual number of shares of the Company’s Common Stock into which the MSUs will convert is tied to the total shareholder return realized by the Company’s shareholders over a 2-year performance period beginning January 1, 2012 and ending on December 31, 2013 in relation to the total shareholder return realized for that same period by the companies comprising the S&P SmallCap 600 Index. Such number is calculated by multiplying the target number of MSUs by a percentage ranging from 0% to 200% based on the actual level at which the applicable performance goal is attained, as certified by the Compensation Committee. Fifty percent of the shares earned on the basis of such performance goal will vest based on the executive officer’s continued service with the Company through the completion of the 2-year performance period, and the remainder of those shares will vest based on the executive officer’s continued service with the Company through December 31, 2014.

Should the executive officer’s service with the Company terminate prior to the completion of one or more applicable service periods under the MSU award, then the shares allocated to those service periods will be forfeited, whether or not the performance goal applicable to those shares is met. However, the shares will be subject to accelerated vesting as follows:

•	In the event the executive officer dies, he will vest in all of the shares earned on the basis of the level at which the performance goal is obtained at the end of the 2-year performance period.

•

In the event the executive officer’s employment is terminated by the Company for any reason other than for cause following the expiration of the 13-month period measured from the award date, but during the Pre-Closing Period, the executive officer will immediately vest in all of the shares subject to the award at such time. In the event such termination occurs prior to December 31, 2013, the number of shares that vest on an accelerated basis will be determined based on the level at which the performance goal is attained over an abbreviated performance period ending with the effective date of the executive officer’s termination of employment.

•

In the event of a change in control of the Company prior to the completion of the 2-year performance period, the level at which the total shareholder return goal is attained will be measured over an abbreviated performance period ending with the effective date of the change in control, and the number of shares to be earned pursuant to the award will be determined based on that performance. A pro-rated number of those shares will immediately vest based on the number of months that have elapsed in the 2-year performance period. The remaining shares will vest on December 31, 2013, subject to the executive officer’s continued service through such date.

•

In the event the executive officer’s employment terminates under certain prescribed circumstances within twelve (12) months following the effective date of change in control transaction, the executive officer will immediately vest in all of the shares subject to the award on his termination date.

The Committee introduced MSUs into Mr. Cittadini’s and Mr. Gaudreau’s 2012 compensation plans for a number of reasons, including to improve the retention value of their long term incentive compensation in a way that provides a direct link between compensation and shareholder return. MSUs also encourage each of them to achieve the Company’s business plan, provide substantial upside for strong performance and minimize shareholder dilution. Further, the Company has for some time been involved in a transition from our legacy e.Report based product line to our new BIRT based product line. Throughout this transition, the Company has maintained excellent operating income and cash flows, as well as BIRT license growth, while its overall results have been adversely affected by declines in maintenance related to its legacy product line. The Compensation Committee believes that its executives should be rewarded, on a performance basis, for managing this product transition in an orderly fashion.

The Compensation Committee believes that the Company’s long-term incentive program involving a combination of MSUs, RSUs and stock options provides our executive officers with a competitive and more balanced equity compensation package, while at the same time reducing the total number of shares of our Common Stock issuable under those stock-based awards.

Mr. Nierenberg did not receive an equity award in 2012.

Equity Award Policies    Generally, to immediately align an executive officer’s interests with the interests of Actuate’s stockholders, a significant equity grant is made in the year that an executive officer commences employment. Thereafter, additional awards may be made at varying times and in varying amounts to reward an executive officer for past performance, to provide a continuing incentive for future performance and to further align executive officer and stockholder interests. The Compensation Committee determines the actual number of shares subject to each grant. Generally, the size of each grant is set at a level that the Compensation Committee deems appropriate to create a meaningful opportunity for stock ownership based upon the individual’s position with Actuate, the individual’s potential for future responsibility and promotion, the individual’s performance in the recent period and the number and value of vested and unvested equity awards held by the individual at the time of the new grant. The relative weight given to each of these factors will vary from individual to individual at the Compensation Committee’s discretion.

Actuate has developed guidelines for the size of equity grants for the Company’s executive officers and other employees based on peer group practice with respect to the economic value (Black-Scholes/binomial value for options and intrinsic value for RSUs) of the equity compensation and the number of shares granted each year as a percent of total common shares outstanding. When determining the actual number of shares subject to an equity award the Compensation Committee tends to give the most weight to the number of shares granted each year as a percent of total common shares outstanding. The committee recognizes that a common practice is to determine equity grant guidelines solely based on the economic value of the award at the time of grant. However, the number of shares that would be required to deliver a market-competitive equity incentive grant based on this methodology would be extremely high, due to Actuate’s current stock price, and would result in a total annual equity grant level that the committee does not believe is in the best interests of stockholders.

There is no established practice of timing equity grants in advance of the release of favorable financial results or adjusting the award date in connection with the release of unfavorable financial developments affecting our business. Equity awards to Section 16 officers are made only at duly convened meetings of the Compensation Committee or Board of Directors. Options and RSUs relating to performance are granted in the January meeting of the Compensation Committee or Board of Directors. The date for the January meetings is normally set more than one year prior to that meeting. Equity awards for newly hired executives are typically made at the next scheduled Board of Directors or Compensation Committee meeting following the executive’s hire date. The MSUs awarded to Mr. Cittadini and Mr. Gaudreau were awarded in May because that is when the terms of the MSU award were finalized by the Compensation Committee.

It is our intent that all stock option grants have an exercise price per share equal to the closing selling price per share on the grant date.

An executive officer may elect to defer the receipt of any shares of the Company’s common stock into which RSUs or MSUs may convert to a later date by submitting a deferral election form to the Company within a specified time period. In the absence of such deferral, the shares that vest under the award will be issued on the applicable vesting date.

Actuate has not adopted a policy to require executive officers to hold options or other equity for any period of time.

Severance Agreements    Actuate has entered into a change of control severance benefit agreement (the “Severance Agreements”) with each of the following executive officers named in the Summary Compensation Table: Messrs. Cittadini, Gaudreau, Akiha and McKeever. A summary of the material terms of the severance agreements, together with a quantification of the benefits available under the agreements, may be found in the section of the proxy statement entitled “Executive Compensation and Related Information — Termination of Employment and Change in Control Arrangements.” The severance agreements are intended to keep executive management neutral and aligned with the stockholders’ best interests when considering an acquisition of Actuate and also to provide a stable transition period following such an acquisition by imposing a double trigger on the benefits provided under such agreements. The severance benefits will only be payable if the executive’s employment terminates under certain specified circumstances in connection with a change in control of the company and will not be payable to an executive who leaves Actuate’s employ without good reason. Accordingly, the severance agreements provide protection against an involuntary termination or constructive termination following a change in control and will allow the executives to focus their attention on acquisition proposals that are in the best interests of the stockholders, without undue concern as to their own financial situation. For such reasons, we believe the terms of the severance agreements properly motivate the executive management team to evaluate potential change in control transactions in accord with Actuate’s stockholders’ best interests. We also believe, based on advice from Compensia, the terms of the severance agreements are within the range of best practices for Actuate’s size and stage of development.

Tax Limitation    Under Internal Revenue Code Section 162(m), a publicly-held company such as Actuate is not allowed a federal income tax deduction for compensation paid to certain executive officers to the extent that compensation exceeds $1.0 million per covered officer in any year. The limitation applies only to compensation that is not performance based. To qualify for an exemption from the $1.0 million deduction limitation with respect to stock options, the stockholders approved a limitation under Actuate’s 1998 Plan on the maximum number of shares of Common Stock for which any one participant may be granted stock options per calendar year. As a result of that limitation, the compensation deemed paid to an executive officer in connection with the exercise of outstanding options under the 1998 Plan with an exercise price equal to the fair market value of the option shares on the grant date should in most instances qualify as performance-based compensation that will not be subject to the $1.0 million limitation. However, service-vesting RSUs and the Company’s MSU awards do not qualify as performance-based compensation. Because the Company includes RSUs and MSUs as a component of equity compensation, it is possible that the non-performance-based compensation payable to the Company’s executive officers will exceed the $1.0 million limit again in one or more future years. The Compensation Committee is aware that, under a plan that qualified for the performance based compensation exception of Section 162(m), the Company could deduct certain compensation; however, the Compensation Committee does not believe that its compensation decisions should be constrained by such a plan.

The Compensation Committee believes that in establishing the cash and equity incentive compensation programs for the Company’s executive officers, the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole governing factor. For that reason the Compensation Committee may deem it appropriate to provide one or more executive officers with the opportunity to earn incentive compensation, whether through cash incentive award programs tied to the company’s financial performance or equity incentive grants tied to the executive officer’s continued service, which may be in excess of the amount deductible by reason of Section 162(m) or other provisions of the Internal Revenue Code. The Compensation Committee believes it is important to maintain cash and equity incentive compensation at the requisite level to attract and retain the executive officers essential to the company’s financial success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation.

Advisory Vote on Executive Compensation.

At the 2012 Annual Meeting, approximately 92% of the votes cast on the advisory vote on executive compensation proposal were in favor of our named executive officer compensation as disclosed in the proxy statement, and as a result our named executive officer compensation was approved. The Board of Directors and Compensation Committee reviewed these final vote results in the context of our overall compensation philosophy and programs, and based on the level of support, determined that no significant changes to our compensation policies and programs were necessary at this time. Nevertheless, as discussed in this Compensation Discussion and Analysis, the Compensation Committee considered the interests of our stockholders when evaluating recent changes to the compensation package for the executive officers and added MSUs to more tightly align executive compensation with stockholder interest, in particular share price. Finally, we have rewritten our Compensation Discussion and Analysis to explain in greater detail the rationale for and operation of the Company’s compensation programs for our named executive officers. These changes are intended to build upon our strong compensation governance framework and pay-for-performance philosophy.

We have determined that our stockholders should vote on a say-on-pay proposal every year, consistent with the preference expressed by our stockholders at the 2011 Annual Meeting.

Conclusion

Actuate believes the total compensation packages for its executive officers are reasonable and appropriate considering Actuate’s size and stage of development, the competitive environment in which it operates, achievement of its annual goals and its overall performance.

Summary Compensation Table

The following table provides certain summary information concerning the compensation earned for services rendered in all capacities to the Company and its subsidiaries for the years ended December 31, 2010, December 31, 2011 and December 31, 2012 by the Company’s CEO/President, SVP OPS/CFO and each of the Company’s three other most highly compensated executive officers whose total compensation for the 2012 fiscal year was in excess of $100,000 and who were serving as executive officers at the end of that year. These individuals are referred to herein as the “Named Executive Officers.” No other individuals were executive officers of the Company in 2012.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Peter I. Cittadini,	2012	489,038		1,817,100	526,962	375,192	42,660	3,250,952
Chief Executive Officer	2011	465,750		411,000	420,906	712,494	42,084	2,052,234
and President	2010	450,000		360,000	370,440	452,311	41,084	1,673,835

Daniel A. Gaudreau,	2012	358,860		884,250	278,980	178,663	46,410	1,747,163
Senior Vice President	2011	346,725		274,000	280,604	344,200	46,335	1,291,864
Operations and Chief Financial Officer	2010	335,000		240,000	246,960	226,156	45,335	1,093,451

N. Nobby Akiha,	2012	250,000		63,000	61,996	61,274	46,410	482,680
SVP Marketing	2011	245,000		109,600	112,242	95,315	46,335	608,492
	2010	240,000		32,400	188,924	48,970	45,335	555,629

Thomas E. McKeever,	2012	260,000		157,500	154,989	63,725	44,970	681,184
SVP General Counsel &	2011	245,000		82,200	84,181	95,315	44,895	551,592
Corporate Development	2010	240,000	100,000	36,000	245,916	44,146	43,895	709,957

Nicolas C. Nierenberg	2012	200,000					45,084	245,084
Chairman & Chief	2011	200,000					45,660	245,660
Technology Officer	2010	200,000					44,660	244,660

(1)	Includes amounts deferred at the executive officer’s election under the Actuate Corporation 401(k) Retirement Savings Plan, a qualified deferred compensation plan under section 401(k) of the Internal Revenue Code.

(2)	The amounts in column (e) reflect the aggregate grant-date fair value of the RSUs and MSUs awarded for the applicable year to the Named Executive Officers as determined in accordance with FASB ASC Topic 718. Consistent with FASB ASC Topic 718, the full grant date fair value for the MSU is included in the amounts shown for fiscal 2012 (the year of grant) and was determined using a Monte Carlo simulation model. The aggregate grant-date fair value so calculated for the MSU awards has not been reduced for estimated forfeitures. For purposes of calculating the grant-date fair value of RSUs, estimated forfeitures were not taken into account. Assumptions used in the calculation of such grant-date fair values are set forth in Note 9 of the Notes to our Consolidated Financial Statements in our 2012 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 8, 2013.

(3)	The amounts in column (f) reflect the aggregate grant-date fair value of the stock options awarded to the named executive for the applicable year, calculated in accordance with FASB ASC Topic 718, without taking into account any estimated forfeitures. Assumptions used in the calculation of the grant date fair value of each option are included in Note 9 of the Notes to Consolidated Financial Statements in our 2012 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 8, 2013.

(4)	The amounts in column (g) reflect the cash awards earned by the named executive under the Company’s non-equity incentive plan which is described in detail under the heading “Actual 2012 Non-Equity Incentive Plan Awards” herein.

(5)	The amounts in column (h) reflect the summary cash value of certain payments and perquisites received by the named executive as described in the table below, Itemization of All Other Compensation.

Itemization of All Other Compensation

The following table provides an itemization of all other compensation (column h of the Summary Compensation Table above) earned for services rendered in all capacities to the Company and its subsidiaries for the year ended December 31, 2012 by the Company’s Named Executive Officers.

Name	Car Allowance ($)	Un-reimbursed Medical Expenses ($)	Tax and Estate Planning ($)	Health Insurance Premiums ($)	Umbrella Insurance Coverage ($)	401k Match ($)	Other Payments/ Benefits ($)	Total ($)
Peter I. Cittadini	18,000	10,000	10,000	2,160	2,500	—	—	42,660
Daniel A. Gaudreau	18,000	10,000	10,000	2,160	2,500	3,750	—	46,410
N. Nobby. Akiha	18,000	10,000	10,000	2,160	2,500	3,750	—	46,410
Thomas E. McKeever	18,000	10,000	10,000	720	2,500	3,750	—	44,970
Nicolas C. Nierenberg	18,000	10,000	10,000	1,584	2,500	3,000	—	45,084

Grants of Plan-Based Awards

The following table provides summary information concerning each grant of an award made to a Named Executive Officer in 2012 under a compensation plan.

								All Other Stock Awards Number of Shares of Stock or RSUs (#)(5)	All Other Option Awards Number of Securities Underlying Options (#)(6)	Exercise or Base Price Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(7)
		Estimated Payouts Under Non- Equity Incentive Plan Awards(1)			Estimated Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum(1) ($)	Threshold (#)	Target(2) (#)	Maximum(2) (#)
Peter I. Cittadini	1/27/12	97,800	489,000	978,000
	1/27/12								170,000	6.30	526,962
	1/27/12							85,000			535,500
	5/08/12					160,000	320,000	160,000			1,281,600

Daniel A. Gaudreau	1/27/12	46,600	233,259	466,518
	1/27/12								90,000	6.30	278,980
	1/27/12							45,000			283,500
	5/08/12					75,000	150,000	75,000			600,750

N. Nobby. Akiha(3)	1/27/12	50,000	100,000	199,900
	1/27/12								20,000	6.30	61,996
	1/27/12							10,000			63,000

Thomas E. McKeever(3)	1/27/12	52,000	104,000	207,896
	1/27/12								50,000	6.30	154,989
	1/27/12							25,000			157,500

Nicolas C. Nierenberg(4)

(1)	Reflects the potential payouts under the Company’s non-equity incentive plan based on the Company’s performance for the 2012 fiscal year. For further information concerning the performance goals applicable to these awards and the methodology for determining the actual amount of such awards, see the “Compensation Discussion and Analysis” section above. The actual amounts earned under such plan for the 2012 fiscal year are disclosed in the Summary Compensation Table in the column “Non-Equity Incentive Plan Compensation.”

(2)

Reflects the potential payouts under the Company’s MSU awards. The number of shares of the Company’s common stock into which the MSUs will convert is determined on the basis of a performance-vesting requirement tied to the total shareholder return realized by the Company’s shareholders over a 2-year performance period beginning January 1, 2012 and ending on December 31, 2013 in relation to the total shareholder return realized for that same period by the companies comprising the S&P SmallCap 600 Index. The actual number of shares of the Company’s common stock into which the MSUs will convert is calculated by multiplying the target number of MSUs by a percentage ranging from 0% to 200% based on the actual level at which the applicable performance goal is attained, as certified by the Compensation Committee. Fifty percent of the shares earned on the basis of the Company’s performance will vest based on the executive officer’s continued service with the Company through the completion of the 2-year performance period, and the remainder of those shares will vest based on the executive officer’s continued service with the Company through December 31, 2014. In addition, the MSUs are subject to accelerated vesting in certain defined circumstances, as described in the “Compensation Discussion and Analysis” section above.

(3)	Each of Mr. Akiha and McKeever could have earned a supplemental non-equity incentive payment equal to 3.7% of their bonus target for each $800,000 of BIRT related license billings over $24,000,000 achieved (up to a maximum of $45,600,000 in BIRT related license billings) if they had first achieved 100% of their incentive target.

(4)	In the past three years was neither on a non-equity incentive plan, nor received an equity grant.

(5)	The RSUs granted to each named executive officer vest in four successive equal annual installments. The first installment vested on February 28, 2013, and the remaining installments will vest on the second, third and fourth anniversaries of the January 2012 award date, provided the recipient remains in the Company’s continuous service through each such date. The RSUs will vest in full on an accelerated basis as described in more detail under the heading “Termination of Employment and Change in Control Agreements” herein. Unless the named executive officer elected to defer the issuance of the shares of Common Stock until the named executive officer’s separation from service from the Company, the shares of Common Stock will be issued as the RSUs vest. All of the RSUs granted to the named executive officers were made under the 1998 Plan. Mr. Cittadini and Mr. Gaudreau elected to defer receipt of the shares of Actuate Common Stock otherwise issuable pursuant to their RSU awards.

(6)	Each reported option will vest in accordance with the following schedule: 25% of the option shares will vest on the one year anniversary of the option grant date and the remaining option shares will vest in thirty-six equal monthly installments over the thirty-six month period measured from the first anniversary of the option grant date, provided the optionee continues to provide services to the Company through each applicable vesting date. Each option will vest in full on an accelerated basis upon certain changes in ownership or control of the Company or upon the optionee’s termination of employment under certain circumstances within 12 months following certain changes in ownership or control of the Company, as described in more detail under the heading “Termination of Employment and Change in Control Agreements” herein. All of the options granted to the named executive officers were made under the 1998 Plan.

(7)	Reflects the aggregate grant-date fair value of the RSUs and MSUs awarded to the Named Executive Officers as determined in accordance with FASB ASC Topic 718. Consistent with FASB ASC Topic 718, the full grant date fair value for the MSU is included in the amounts shown for fiscal 2012 (the year of grant) and was determined using a Monte Carlo simulation model. The aggregate grant-date fair value so calculated for the MSU awards has not been reduced for estimated forfeitures. For purposes of calculating the grant-date fair value of RSUs, estimated forfeitures were not taken into account. Assumptions used in the calculation of such grant-date fair values are set forth in Note 9 of the Notes to our Consolidated Financial Statements in our 2012 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 8, 2013.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth the outstanding equity awards for each of Actuate’s executive officers as of December 31, 2012. As of December 31, 2012, none of the executive officers held unvested stock or stock-based awards other than the unexercisable stock options, RSUs and MSUs reported below.(1)

Name	Number of Securities Underlying Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date		Number of Units That Have Not Vested (#)(3)	Market Value of Units That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Units That Have Not Vested ($)
Peter I. Cittadini	0	170,000	6.30	01/27/22	(2)
	300,000	0	5.11	01/24/17	(2)
	300,000	0	6.10	01/29/18	(2)
	239,583	10,417	3.56	02/01/19	(2)
	383,333	16,667	3.89	02/09/14	(2)
	109,375	40,625	4.80	01/26/20	(2)
	71,875	78,125	5.48	01/28/21	(2)
	225,000	0	3.59	01/24/16	(2)
						178,750	1,001,000	160,000	(4)	896,000

Daniel A. Gaudreau	0	90,000	6.30	01/27/22	(2)
	47,917	52,083	5.48	01/28/21	(2)
	29,167	27,083	4.80	01/26/20	(2)
	10,833	1,667	3.89	02/09/14	(2)
	47,395	7,292	3.56	02/01/19	(2)
	200,000	0	6.10	01/29/18	(2)
						107,500	602,000	75,000	(4)	420,000

N. Nobby Akiha	100,000	0	2.48	01/28/15	(2)
	50,000	0	3.59	01/24/16	(2)
	0	20,000	6.30	01/27/22	(2)
	19,167	20,833	5.48	01/28/21	(2)
	55,781	20,719	4.80	01/26/20	(2)
	86,250	3,750	3.56	02/01/19	(2)
	75,000	0	6.10	01/29/18	(2)
	100,000	0	5.11	01/24/17	(2)
						28,374	158,894

Thomas E. McKeever	75,000	0	4.44	05/10/16	(2)
	25,000	0	5.11	01/24/17	(2)
	30,000	0	6.10	01/29/18	(2)
	47,917	2,083	3.56	02/01/19	(2)
	61,979	23,021	4.80	01/26/20	(2)
	14,375	15,625	5.48	01/28/21	(2)
	0	50,000	6.30	01/27/22	(2)
						40,000	224,000

Nicolas C. Nierenberg	100,000	0	5.11	01/24/17	(2)

(1)	Each option and RSU award will vest in full on an accelerated basis upon certain changes in control or upon the optionee’s termination of employment under certain circumstances in connection with such change in control, as described (below) in more detail .in the Compensation Discussion and Analysis section of this proxy statement and under the heading “Termination of Employment and Change in Control Agreements.”

(2)	Each of these reported options vests in accordance with the following schedule: twenty-five percent of the option shares vest on the one year anniversary of the option grant date and the remaining option shares vest in thirty-six equal monthly installments over the thirty-six month period measured from the first anniversary of the option grant date, provided the optionee continues to provide services to the Company through each applicable vesting date. The options held by the executive officers that vest in accordance with this schedule are as follows:

Name	Option Grant Date	Total Number of Shares Granted	Number of Shares Exercised Before January 1, 2012
Peter I. Cittadini	01/24/06	225,000	0
	01/24/07	300,000	0
	01/29/08	300,000	0
	02/01/09	250,000	0
	02/09/09	400,000	0
	01/26/10	150,000	0
	01/28/11	150,000	0
	01/27/12	170,000	0
Daniel A. Gaudreau	01/29/08	200,000	0
	02/01/09	175,000	120,313
	02/09/09	40,000	27,500
	01/26/10	100,000	43,750
	01/28/11	100,000	0
	01/27/12	90,000	0
N. Nobby Akiha	01/28/05	100,000	0
	01/24/06	50,000	0
	01/24/07	100,000	0
	01/29/08	75,000	0
	02/01/09	90,000	0
	01/26/10	76,500	0
	01/28/11	40,000	0
	01/27/12	20,000	0
Thomas E. McKeever	05/10/06	75,000	0
	01/24/07	25,000	0
	01/29/08	30,000	0
	02/01/09	50,000	0
	01/26/10	85,000	0
	01/28/11	30,000	0
	01/27/12	50,000	0
Nicolas C. Nierenberg	01/24/07	100,000	0

(3)	Each of these reported RSUs vested in accordance with the following schedule: The first 25% of each RSU award will vest through the 13-month anniversary of the award date and on an equal, annual basis over the next 3 years of service-thereafter. The RSUs held by the executive officers that vested in accordance with this schedule are as follows:

Name	RSU Grant Date	Total Number of Shares Granted	Fully Vested Date
Peter I. Cittadini	01/26/10	75,000	01/26/14
	01/28/11	75,000	01/28/15
	01/27/12	85,000	01/27/16
Daniel A. Gaudreau	01/26/10	50,000	01/26/14
	01/28/11	50,000	01/28/15
	01/27/12	45,000	01/27/16
N. Nobby Akiha	01/26/10	6,750	01/26/14
	01/28/11	20,000	01/28/15
	01/27/12	10,000	01/27/16
Thomas E. McKeever	01/26/10	7,500	01/26/14
	01/28/11	15,000	01/28/15
	01/27/12	25,000	01/27/16

(4)	Represents the number of shares of our common stock that will vest and become issuable pursuant to the MSUs if the goals are attained at “Target” level. The number of shares of the Company’s common stock into which the MSUs will convert is determined on the basis of a performance-vesting requirement tied to the total shareholder return realized by the Company’s shareholders over a 2-year performance period beginning January 1, 2012 and ending on December 31, 2013 in relation to the total shareholder return realized for that same period by the companies comprising the S&P SmallCap 600 Index. The actual number of shares of the Company’s common stock into which the MSUs will convert is calculated by multiplying the target number of MSUs by a percentage ranging from 0% to 200% based on the actual level at which the applicable performance goal is attained, as certified by the Compensation Committee. Fifty percent of the shares earned on the basis of the Company’s performance will vest based on the executive officer’s continued service with the Company through the completion of the 2-year performance period, and the remainder of those shares will vest based on the executive officer’s continued service with the Company through December 31, 2014. In addition, the MSUs are subject to accelerated vesting in certain defined circumstances, as described in the “Compensation Discussion and Analysis” section above.

Option Exercises and Stock Vested

The following table sets forth for each of the named executive officers, the number of shares of the Company’s Common Stock acquired and the value realized upon the exercise of stock options and the vesting of RSU awards during the year ended December 31, 2012. No stock appreciation rights were held or exercised by the named executive officers during 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(2)
Peter I. Cittadini	1,480,793	5,461,037	37,500	(3)	229,125
Daniel A. Gaudreau	200,000	336,500	25,000	(4)	152,750
N. Nobby Akiha	171,000	806,830	6,688		40,665
Thomas E. McKeever			5,625		34,256
Nicolas C. Nierenberg

(1)	Value realized is determined by multiplying (i) the amount by which the market price of the Common Stock on the date of exercise exceeded the exercise price by (ii) the number of shares for which the options were exercised.

(2)	Value realized is determined by multiplying the amount of the Common Stock vested on the date of vesting by the market close price.

(3)	Company received a timely filed deferral election therefore 37,500 vested shares will be issued upon the executive’s termination.

(4)	Company received a timely filed deferral election therefore 25,000 vested shares will be issued upon the executive’s termination.

Pension Benefits

Actuate does not sponsor a tax-qualified defined benefit retirement plan or a supplemental executive retirement plan.

Nonqualified Deferred Compensation

Deferred Equity Compensation

The following table shows the deferred compensation activity for each named executive officer for the 2012 fiscal year attributable to the shares of the Company’s Common Stock that were vested as of January 26, 2012 and February 29, 2012 under his outstanding RSU awards but that are subject to a deferred issuance date:

Name	Executive Contributions in Last FY($)(1)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Peter I. Cittadini	—	—	0	—	210,000
Daniel A. Gaudreau	—	—	0	—	140,000

(1)	Mr. Cittadini and Mr. Gaudreau vested in total 37,500 and 25,000 shares in January and February of 2012 of the Company’s Common Stock under their outstanding RSU awards with deferred issuance dates. The fair market value of the shares of the Company’s Common Stock in which Mr. Cittadini and Mr. Gaudreau vested was $229,125 and $152,750, respectively, calculated by multiplying those vested deferred shares by the $6.11 weighted-average per share closing price of the Common Stock on the January 26, 2012 and February 29, 2012 vesting dates. This amount was previously included in the Summary Compensation Tables for the 2010 and 2011 years under the heading “Stock Awards” in which the grant-date fair value of the RSUs awarded to the named executive officer, calculated in accordance with FASB ASC Topic 718 was disclosed.

(2)	Represents, with respect to the shares of the Company’s Common Stock in which Mr. Cittadini (37,500 shares) and Mr. Gaudreau (25,000 shares) were vested on January 26, 2012 and February 29, 2012 under their outstanding RSU awards with deferred issuance dates, the amount by which the fair market value of those shares on December 31, 2012 exceeded their $229,125 and $152,750 fair market values, respectively, as of the January 26, 2012 and February 29, 2012 vesting dates. Since the December 31, 2012 close price of $5.60 is lower than the weighted-average $6.11 close price on the respective vesting dates resulting in negative gains, there are no earnings to report.

(3)	Represents the fair market value on December 31, 2012 of the shares of the Company’s Common Stock in which Mr. Cittadini and Mr. Gaudreau were vested on that date under their outstanding RSU awards with deferred issuance dates. The amount reported was calculated by multiplying those vested deferred shares by the $5.60 per share closing price of the Common Stock on December 31, 2012. Mr. Cittadini and Mr. Gaudreau were credited with 37,500 and 25,000 vested deferred shares, respectively as of December 31, 2012.

Termination of Employment and Change in Control Agreements

Summary

Equity Compensation

Upon a Change in Control, each outstanding option award under the 1998 Plan will vest and become immediately exercisable as to all the shares subject to such award if that award is not assumed by the surviving corporation or its parent or otherwise replaced with a substitute award with substantially the same terms or preserving the economic value of that award. In the event of an involuntary termination of the optionee’s employment within 12 months following a Change in Control in which the award is assumed or replaced, the vesting of each award held by such individual will accelerate in full.

Under the 1998 Plan a Change in Control is defined as (i) a merger or consolidation after which Actuate’s then current stockholders own less than 50% of the surviving corporation, (ii) a sale of all or substantially all of the assets of Actuate, (ii) a proxy contest that results in replacement of more than one-third of the directors over a

24-month period or (iv) an acquisition of 50% or more of Actuate’s outstanding stock by a person other than a trustee of any of Actuate’s employee benefit plans or a corporation owned by the stockholders of Actuate in substantially the same proportions as their stock ownership in Actuate.

RSUs awarded to the Company’s named executive officers will vest in full on an accelerated basis upon the termination of the named executive officer’s employment under certain prescribed circumstances within 12 months following certain changes in ownership or control of the Company or during the period commencing with the Company’s execution of a definitive agreement to effect a change in control and ending on the earlier to occur of: (i) the closing of the change in control transaction or (ii) the termination of such definitive agreement (the “Pre-Closing Period”).

In May 2012, the Compensation Committee granted MSUs to Mr. Cittadini and Mr. Gaudreau. The MSU awards are subject to both Company performance and service vesting requirements as described in the Compensation Discussion and Analysis. The shares subject to those MSU awards are subject to accelerated vesting as follows:

•	In the event the executive officer dies, he will vest in all of the shares earned on the basis of the level at which the performance goal is obtained at the end of the 2-year performance period.

•

In the event the executive officer’s employment is terminated by the Company for any reason other than for cause following the expiration of the 13-month period measured from the award date, but during the Pre-Closing Period, the executive officer will immediately vest in all of the shares subject to the award at such time. In the event such termination occurs prior to December 31, 2013, the number of shares that vest on an accelerated basis will be determined based on the level at which the performance goal is attained over an abbreviated performance period ending with the effective date of the executive officer’s termination of employment.

•

In the event of a change in control of the Company prior to the completion of the 2-year performance period, the level at which the total shareholder return goal is attained will be measured over an abbreviated performance period ending with the effective date of the change in control, and the number of shares to be earned pursuant to the award will be determined based on that performance. A pro-rated number of those shares will immediately vest based on the number of months that have elapsed in the 2-year performance period. The remaining shares will vest on December 31, 2013, subject to the executive officer’s continued service through such date.

•

In the event the executive officer’s employment terminates under certain prescribed circumstances within twelve (12) months following the effective date of change in control transaction, the executive officer will immediately vest in all of the shares subject to the award on his termination date.

Severance Agreements

Actuate has entered into change of control severance benefit agreements (the “Severance Agreements”) with each of the following executive officers: Messrs. Akiha, Cittadini, Gaudreau and McKeever. Pursuant to the terms of the Severance Agreements in the event the executive officer’s employment with Actuate terminates pursuant to an involuntary termination, or his resignation for good reason, within 12 months following a change in control of Actuate, or should such executive officer’s employment be terminated by Actuate for any reason other than for cause during the Pre-Closing Period, then the executive officer will be entitled to receive the following change in control severance benefits, provided the executive officer executes a general release of all claims against Actuate: (i) each outstanding option held by the executive officer will become fully vested and exercisable, (ii) a lump-sum cash severance payment in an amount equal to 1.5 times for Mr. Cittadini and Mr. Gaudreau and 1 times for Messers. Akiha, and McKeever, the sum of (a) the executive’s annual rate of base salary and (b) the executive’s average bonus (measured over the 3 years prior to the year of termination), and (iii) continued health care coverage at Actuate’s expense for a period of up to 18 months for Mr. Cittadini and Mr. Gaudreau and up to 12 months for Messers. Akiha and McKeever. However, the executive’s right to the lump-sum cash severance payment will be dependent upon the consummation of an actual change in control and the continued health care coverage at Actuate’s expense shall cease in the event the change in control is not consummated. Any severance benefits which are treated as parachute payments under Section 280G of the Internal Revenue Code will be subject to reduction, to the extent such reduction would provide the executive officer with the greatest after-tax amount of benefits after taking into account any excise tax to which he or she might be subject under Section 4999 of the Internal Revenue Code.

Quantification of Benefits

The charts below indicate the potential payments each of our executive officers would receive under their Severance Agreements based upon the following assumptions:

(i) the executive’s employment terminated on December 31, 2012 under circumstances entitling the executive to severance benefits under the executive’s Severance Agreement,

(ii) as to any benefits tied to the executive’s rate of base salary, the rate of base salary is assumed to be the executive’s rate of base salary as of December 31, 2012, and (iii) the change in control is assumed to have occurred on December 31, 2012 and the change in control consideration paid per share of outstanding Common Stock is assumed to be equal to the closing selling price of our Common Stock on December 31, 2012, which was $5.60 per share.

Because the amounts reported below are based on hypothetical circumstances, the amounts payable upon an actual change in control could differ, perhaps materially, from those reported herein.

Change in Control Severance Benefits (1)

Executive Officer	Cash Severance ($)(2)	Value of Health Coverage ($)	Value of Unvested Options/RSUs/ MSUs ($)(3)(4)	Combined Total Value
Peter I. Cittadini	1,503,556	29,118	1,988,626	3,521,300
Daniel A. Gaudreau	912,800	29,118	1,067,643	2,009,561
N. Nobby Akiha	318,520	19,412	185,620	523,552
Thomas E. McKeever	361,062	5,869	248,541	615,472

(1)	Any benefits payable under the Severance Agreement which are treated as parachute payments under Section 280G of the Internal Revenue Code will be subject to reduction, to the extent such reduction would provide the executive officer with the greatest after-tax amount of benefits after taking into account any excise tax to which he or she might be subject under Section 4999 of the Internal Revenue Code.

(2)	As of December 31, 2012, the three year average bonus, upon which a portion of the cash severance amount is calculated, for each executive officer was as follows: Mr. Cittadini, $513,332; Mr. Gaudreau, $249,673; Mr. Akiha, $68,520, Mr. McKeever, $101,062.

(3)	Includes the intrinsic value of each stock option and RSU which vests on an accelerated basis in connection with the change in control or termination of employment and is calculated by multiplying (i) the aggregate number of equity awards which vest on such an accelerated basis by (ii) the amount by which the $5.60 closing selling price of our Common Stock on December 31, 2012 exceeds any exercise price payable per vested share.

(4)	Includes the intrinsic value of the 160,000 and 75,000 shares of the Company’s Common Stock that would have vested for Mr. Cittadini and Mr. Gaudreau, respectively, on December 31, 2012 under the MSU awards in connection with a change in control of the Company on such date, based on the level at which the total shareholder return goal would have been attained over the abbreviated performance period ending with the effective date of the change in control, and based on the number of months that would have elapsed in the 2-year performance period as of such date. The intrinsic value of each MSU was calculated by multiplying the aggregate number of MSUs which vest on such an accelerated basis by the $5.60 closing selling price of our Common Stock on December 31, 2012.

CERTAIN RELATIONSHIPS, RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

Actuate’s Articles of Incorporation (as amended and restated) provide that Actuate shall indemnify its directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law.

Actuate has entered into indemnification agreements with certain of its officers and directors containing provisions that may require Actuate, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as officers and directors (other than liabilities arising from willful misconduct of a culpable nature) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. Actuate also maintains insurance policies covering officers and directors under which the insurers agree to pay, subject to certain exclusions, for any claim made against the officers and directors of Actuate for a wrongful act that they may become legally obligated to pay for or for which Actuate is required to indemnify the officers or directors.

The Audit Committee reviews and approves related party transactions as such term is defined under Item 404(a) of Regulation S-K pursuant to our Audit Committee charter.

For a director to be considered independent, the Board of Directors must determine that the director does not have any direct or indirect material relationship with Actuate. The Board of Directors considers all relevant facts and circumstances in making an independence determination. The independent directors are named above under Proposal 1: “Election of Directors.” In the course of the Board of Directors’ determination regarding the independence of each non-employee director, it considered any and all transactions, relationships and arrangements a director may have with the Company. All members of the Audit, Compensation, and Corporate Governance/Nominating Committees must be independent directors. Members of the Audit Committee must satisfy a Securities and Exchange Commission (“SEC”) independence requirement, which provides that they may not accept directly or indirectly any consulting, advisory or other compensatory fee from Actuate or any of its subsidiaries other than their directors’ compensation.

The Board of Directors has determined that, except as noted below, all members of the Board of Directors are “independent directors” within the meaning of the applicable listing standards of NASDAQ. Messrs. Cittadini and Nierenberg are not considered independent because they are executive officers of Actuate.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The members of the Board of Directors, the executive officers of Actuate and persons who hold more than 10% of Actuate’s outstanding Common Stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, which require them to file reports with respect to their ownership of Actuate’s Common Stock and their transactions in such Common Stock. Based upon (i) the copies of Section 16(a) reports that Actuate received from such persons during 2012 for their transactions in the Common Stock and their Common Stock holdings and (ii) the written representations received from one or more of such persons that no annual Form 5 reports were required to be filed by them for 2012, Actuate believes that all reporting requirements under Section 16(a), for such fiscal year were met in a timely manner by its executive officers, directors and greater than 10% stockholders, except the following: Mr. Akiha filed a later report on Form 4 covering two transactions.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee currently consists of Messrs. Marshall, Ocampo, Whiteman and Yeaton. None of these individuals was at any time during fiscal year 2012, or at any other time, an officer or employee of Actuate. No executive officer of Actuate serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of Actuate’s Board of Directors or Compensation Committee.

REPORT OF THE COMPENSATION COMMITTEE

Based on its review and discussion of the Compensation Discussion and Analysis with Actuate’s management and, based on that review and discussion, the Compensation Committee recommends to the Board of Directors that the Compensation Discussion and Analysis be included in Actuate’s Proxy Statement and 2012 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 8, 2013.

COMPENSATION COMMITTEE

Kenneth E. Marshall, Chairman

Raymond L. Ocampo Jr.

Steven D. Whiteman

Timothy B. Yeaton

REPORT OF THE AUDIT COMMITTEE

The following is the report of the Audit Committee with respect to Actuate’s audited financial statements for the fiscal year ended December 31, 2012.

The purpose of the Audit Committee is to assist the Board of Directors in its oversight of Actuate’s financial reporting, internal controls and audit functions. The Audit Committee Charter describes in greater detail the full duties and responsibilities of the Audit Committee.

The Audit Committee has reviewed and discussed the consolidated audited financial statements with management and Grant Thornton, Actuate’s Independent Registered Public Accounting Firm. Actuate management is responsible for financial reporting processes, the preparation of financial statements in accordance with generally accepted accounting principles and a system of internal controls and processes designed to help ensure compliance with applicable accounting standards. Grant Thornton is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

During 2012, the Audit Committee held ten (10) meetings. The meetings were conducted to permit open communication among the members of the Audit Committee, Grant Thornton and Actuate management. Among other things, the Audit Committee discussed with Grant Thornton the plans and scope of their audit. The Audit Committee met with Grant Thornton with and without management present to discuss the results of their work and their opinions and recommendations with respect to Actuate’s internal controls and processes. The Audit Committee has also reviewed and approved the fees paid to Grant Thornton and KPMG for audit and non-audit services.

The Audit Committee has discussed with Grant Thornton the matters required to be discussed by Statement of Auditing Standards No. 61 (AICPA, Professional Standards, Vol. 1AU Section 380), Communication with Audit Committees , as amended and as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T (“SAS 61”). The Audit Committee has also reviewed the written disclosures and a letter from Grant Thornton LLP required under SAS 61 regarding Grant Thornton’s communications with the audit committee concerning independence and has discussed with Grant Thornton their independence from Actuate.

Based on the review and discussions referred to above, the Audit Committee recommended to Actuate’s Board of Directors that the audited consolidated financial statements be included in Actuate’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and filed with the SEC on March 8, 2013.

AUDIT COMMITTEE

Steven D. Whiteman, Chairman

Raymond L. Ocampo Jr.

Kenneth E. Marshall

Timothy B. Yeaton

STOCKHOLDER PROPOSALS FOR 2014 ANNUAL MEETING

Stockholder proposals that are intended to be presented at the annual meeting of stockholders to be held in calendar year 2014 must be received by December 16, 2013 in order to be included in the proxy statement and proxy relating to that meeting. All nominations for directors and stockholder proposals are subject to the advance notice provisions of the Company’s Amended and Restated Bylaws which were adopted on January 30, 2009 and filed as an exhibit to a Form 8-K filed by the Company on February 2, 2009. Stockholder proposals should be addressed to Corporate Secretary, Actuate Corporation, 951 Mariners Island Boulevard, San Mateo, California 94404.

In addition, the proxy solicited by the Board of Directors for the 2013 annual meeting of stockholders will confer discretionary authority to vote on any stockholder proposal presented at that meeting if Actuate does not receive notice of such proposal prior to February 22, 2014.

OTHER MATTERS

The Board of Directors knows of no other matters to be presented for stockholder action at the Annual Meeting. However, if other matters do properly come before the Annual Meeting or any adjournments or postponements thereof, the Board of Directors intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

Actuate will mail without charge, upon written request, a copy of Actuate’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, excluding exhibits. Requests should be sent to Actuate Corporation, 951 Mariners Island Boulevard, San Mateo, California 94404, Attn: General Counsel. The Annual Report can also be viewed on our website at www.actuate.com

By Order of the Board of Directors,

Nicolas C. Nierenberg

Chairman of the Board

and Chief Architect

San Mateo, California

April 12, 2013

PROXY

Actuate Corporation

951 Mariners Island Blvd

San Mateo, CA 94404

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ACTUATE CORPORATION FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 22, 2013

The undersigned holder of Common Stock, par value $0.001, of Actuate Corporation (the “Company”) hereby appoints Peter I. Cittadini and Daniel A. Gaudreau, or either of them, proxies for the undersigned, each with full power of substitution, to represent and to vote as specified in this Proxy, all Common Stock of the Company that the undersigned stockholder would be entitled to vote if personally present at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, May 22, 2013 at 9:00 a.m., local time, at the Company’s principal executive offices located at 951 Mariners Island Blvd, San Mateo, CA 94404, and at any adjournments or postponements of the Annual Meeting. The undersigned stockholder hereby revokes any proxy or proxies heretofore executed for such matters.

This proxy, when properly executed, will be voted in the manner as directed herein by the undersigned stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS, FOR PROPOSAL 2 AND 3, AND IN THE DISCRETION OF THE PROXIES AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING. The undersigned stockholder may revoke this proxy at any time before it is voted by delivering to the Corporate Secretary of the Company either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and voting in person.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE DIRECTORS, “FOR” PROPOSAL 2 AND 3.

PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED RETURN ENVELOPE. If you receive more than one proxy card, please sign and return ALL cards in the enclosed envelope.

(Continued and to be signed on reverse side)

PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held May 22, 2013. The Proxy Statement and our 2012 Annual Reports are available at: http://www.viewproxy.com/actuate/2013

Annual Meeting Proxy Card

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Proposals – The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposals 2 and 3.

1. Election of Directors: FOR WITHHOLD FOR WITHHOLD

2. To ratify the appointment of Grant Thornton LLP as the Company’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2013. FOR AGAINST ABSTAIN

01 – Peter I. Cittadini

02 – Kenneth E. Marshall

03 – Nicolas C. Nierenberg

04 – Arthur C. Patterson

05 – Steven D. Whiteman

06 – Raymond L. Ocampo Jr.

07 – Timothy B. Yeaton

3. Say on Pay – An advisory vote on the approval of executive compensation. FOR AGAINST ABSTAIN

4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy)

Signature 1

Signature 2

CONTROL NUMBER

I plan to attend the Annual Meeting

PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.

CONTROL NUMBER

PROXY VOTING INSTRUCTIONS

Please have your 11 digit control number ready when voting by Internet or Telephone

INTERNET

TELEPHONE

MAIL

Vote Your Proxy on the Internet:

Vote Your Proxy by Phone:

Vote Your Proxy by Mail:

Go to www.cesvote.com

Call 1 (888) 693-8683

Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.